Exhibit 99.2

SECOND AMENDED AND RESTATED
ASSET PURCHASE AGREEMENT
BY AND AMONG
REG NEWCO, INC.,
REG NEWTON, LLC,
CENTRAL IOWA ENERGY, LLC
AND
RENEWABLE ENERGY GROUP, INC.
EXECUTED NOVEMBER 20, 2009

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EXHIBITS AND SCHEDULES
EXHIBITS

Exhibit A Preferred Stock Certificate of Designation

Exhibit B Certificate of Incorporation of Newco

Exhibit C Bylaws of Newco

Exhibit D Rule 145 Affiliate Agreement

Exhibit E Registration Rights Agreement

Exhibit F Bill of Sale

Exhibit G Assignment and Assumption Agreement

Exhibit H Form of Power of Attorney
SCHEDULES

Company Disclosure Schedule:

Schedule 1.1	Assets
Schedule 1.1	Permitted Exceptions
Schedule 1.1	Purchased Contracts
Schedule 3.3(b)	Company Unitholders
Schedule 4.1(b)	Subsidiaries
Schedule 4.3(a)	Conflicts
Schedule 4.3(b)	Consents of Third Parties
Schedule 4.5	Undisclosed Liabilities
Schedule 4.6	SEC Documents
Schedule 4.8	Company Developments
Schedule 4.10(a)(i)(A)	Company Real Property
Schedule 4.10(a)(i)(B)	Excluded Properties
Schedule 4.10(a)(ii)	Owned Property Exceptions
Schedule 4.10(a)(iii)	Leased Property Exceptions
Schedule 4.10(b)	Real Property Leases
Schedule 4.10(f)	Rights of First Refusal
Schedule 4.11	Personal Property Leases
Schedule 4.12(a)	Intellectual Property
Schedule 4.12(b)	Intellectual Property Exceptions
Schedule 4.12(i)	Software
Schedule 4.13(a)	Material Contracts
Schedule 4.13(a)(xix)	Amounts Owed Professional Service Providers
Schedule 4.13(b)	Material Contracts Exceptions
Schedule 4.13(c)	Material Contract Consents

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Schedule 4.14(a)	Employee Benefit Plans
Schedule 4.14(c)	Qualified Plan Exceptions
Schedule 4.14(k)	Amendments to Employee Benefit Plans
Schedule 4.14(p)	Employee Benefits
Schedule 4.15(a)	Labor Contracts
Schedule 4.15(b)	Labor Relations
Schedule 4.16	Litigation
Schedule 4.17(a)	Compliance with Laws
Schedule 4.17(b)	Permits
Schedule 4.18	Environmental Matters
Schedule 4.19	Insurance
Schedule 4.22	Related Party Transactions
Schedule 4.23	Product Warranty; Product Liability
Schedule 4.24	Banks
Schedule 4.26	Company Financial Advisors
Schedule 4.29	Company Financial Condition
Schedule 6.2.(a)(v)	Capital Expenditure Plan
Schedule 6.3	Consents
Schedule 6.11	Indebtedness
Schedule 6.16	Assets Requiring Certificates of Title
Schedule 8.1(r)	Incentives Consents

Newco Disclosure Schedule:

Schedule 5.1(b)	Subsidiaries
Schedule 5.2(i)	Newco Shareholders
Schedule 5.2(ii)	Newco Outstanding Shares
Schedule 5.2(iii)	Newco Pre-emptive Rights
Schedule 5.4	Conflicts
Schedule 5.6	Newco Financial Advisors

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SECOND AMENDED AND RESTATED ASSET PURCHASE AGREEMENT
THIS SECOND AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”) is executed this 20th day of November, 2009, but for all purposes is deemed made, entered into, dated and effective as of the 8th day of May, 2009 (“Effective Date”), by and among REG Newco, Inc., a Delaware corporation (“Newco”), REG Newton, LLC, an Iowa limited liability company and wholly owned subsidiary of Newco (“Purchaser”), Central Iowa Energy, LLC, an Iowa limited liability company (the “Company”) and Renewable Energy Group, Inc., a Delaware corporation (“REG”), amending and restating that certain Amended and Restated Asset Purchase Agreement executed August 7, 2009 by and among Newco, Purchaser, Company and REG and that certain Asset Purchase Agreement dated May 8, 2009 by and among Newco, Purchaser, Company and REG.
R E C I T A L S:
WHEREAS, the Company presently owns and operates a biodiesel production facility located at Newton, Iowa (the “Facility”);
WHEREAS, the Company desires to sell, transfer and assign to Newco, and Newco desires to acquire and assume from the Company, all of the Purchased Assets and Assumed Liabilities by and through Purchaser, all as more specifically provided herein (the “Transaction”);
WHEREAS, simultaneously with the execution of this Agreement, the Common Plan Agreements have been executed and true, correct and complete copies of the form of which have been delivered to the Company on or before the Effective Date;
WHEREAS, the Board of Directors of the Company (a) has unanimously determined that the Transaction is fair to and in the best interests of the Company and its unitholders, (b) has unanimously approved this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of this Agreement by the Company, and (c) has unanimously determined to recommend adoption of this Agreement and approval of the Transaction on the terms and conditions set forth in this Agreement by the unitholders of the Company;
WHEREAS, the respective Boards of Directors of each of Newco and REG and the Board of Managers of Purchaser (a) have unanimously determined that the Transaction is fair to and in the best interests of Newco and its stockholders, REG and its stockholders, and Purchaser and its sole member, (b) have unanimously approved this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of this Agreement by Newco, Purchaser and REG, and (c) have unanimously determined to recommend adoption of this Agreement and approval of the Transaction on the terms and conditions set forth in this Agreement by the stockholders of Newco and REG and the member of Purchaser; and

WHEREAS, the Company, Newco, Purchaser and REG desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and also to prescribe various conditions to the Transaction.
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:
“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
“Agreement” means this Agreement, together with all of the Schedules and Exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.
“Ancillary Agreements” means all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to Closing in connection with this Agreement or the transactions contemplated hereby.
“Antitrust Division” has the meaning set forth in the Section 6.4(a).
“Antitrust Laws” has the meaning set forth in the Section 6.4(b).
“Assumed Liabilities” has the meaning set forth in the Section 2.3.
“Balance Sheet” has the meaning set forth in the Section 4.4(a).
“Balance Sheet Date” has the meaning set forth in the Section 4.4(a).
“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) of, or maintained for, the Company and its Subsidiaries.

“Business” means the development and ownership of biodiesel production facilities and the production, storage, transport, marketing and sale of biodiesel and businesses thereto, and engaging in activities ancillary or incidental thereto.
“Business Day” means any day other than a Saturday, a Sunday, federal holiday or a day on which banks in the City of New York or the State of Delaware are authorized or obligated by Law to close.
“Chosen Courts” has the meaning set forth in Section 12.10.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time.
“Commercially Reasonable Efforts” means the efforts, time and costs a prudent Person desirous of achieving a result would use, expend or incur in similar circumstances to achieve such results as expeditiously as possible; provided that such Person is not required to expend funds or assume liabilities beyond those that are (i) commercially reasonable in nature and amount in the context of the Transaction or (ii) otherwise required to be expended or assumed pursuant to the terms of this Agreement.
“Common Plan Agreements” means (i) that certain Second Amended and Restated Merger Agreement and Plan of Merger of even execution date herewith by and among Newco, REG Merger Sub, Inc. and REG (the “REG Merger Agreement”); (ii) that certain Second Amended and Restated Merger Agreement of even execution date herewith by and among Newco, REG Danville, LLC, REG and Blackhawk Biofuels, LLC; and (iii) that certain Second Amended and Restated Asset Purchase Agreement of even execution date herewith by and among Newco, REG Wall Lake, LLC REG and Western Iowa Energy, LLC.
“Company” has the meaning set forth in the Preamble.
“Company Adverse Recommendation Change” has the meaning set forth in the Section 6.6(c).
“Company Adverse Recommendation Notice” has the meaning set forth in the Section 6.6(c).
“Company Board Recommendation” has the meaning set forth in the 6.15(b).
“Company Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“Company Documents” has the meaning set forth in the Section 4.2(a).
“Company Monthly Financial Statements” has the meaning set forth in Section 6.12.
“Company Permits” has the meaning set forth in the Section 4.17(b).
“Company Property” has the meaning set forth in Section 4.10(a).
“Company SEC Documents” has the meaning set forth in Section 4.6(a).
“Company Unitholder Approval” has the meaning set forth in Section 4.2(b).
“Company Unitholders” has the meaning set forth in Section 3.3(b).
“Company Unitholders Meeting” has the meaning set forth in Section 6.15(b).
“Confidentiality Agreement” has the meaning set forth in Section 6.1.
“Contract” means any written or oral contract, agreement, indenture, note, bond, debenture, mortgage, loan, instrument, lease, license, commitment or other obligation.
“Copyrights” has the meaning set forth in the definition of Intellectual Property.
“Dissolution Approval” has the meaning set forth in Section 4.2(b).
“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets, in each case whether or not in electronic form.
“Effective Date” has the meaning set forth in the Preamble.
“Employee” means all individuals (including common law employees, independent contractors and individual consultants), as of the date hereof, who are employed or engaged by the Company in connection with the Business, together with individuals who are hired in respect of the Business after the date hereof.
“Employee Benefit Plans” has the meaning set forth in Section 4.14(a).
“Environmental Costs and Liabilities” means, with respect to any Person, all Liabilities and Remedial Actions incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law or to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Authority or other Person, or which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute.

“Environmental Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other legal requirement or obligation in any way relating to pollution, odors, noise, or the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto.
“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.
“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 4.14(a).
“ERISA Affiliate Plans” has the meaning set forth in Section 4.14(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Contracts” means the following Contracts and any amendments thereto: (i) [insert excluded contracts].
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Excluded Properties” has the meaning set forth in Section 4.10(a).
“Facility” has the meaning set forth in the Recitals.
“Final Closing Balance Sheet” means the final Balance Sheet of the Company delivered to Newco or Purchaser prior to the Closing Date.
“Financial Statements” has the meaning set forth in Section 4.4(a).
“Financing” has the meaning set forth in Section 8.1(m).

“FIRPTA Affidavit” has the meaning set forth in Section 8.1(l).
“Form S-4” has the meaning set forth in Section 4.28.
“Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by the Company in connection with the Business but who are no longer so employed or engaged on the date hereof.
“FTC” has the meaning set forth in Section 6.4(a).
“Furniture and Equipment” means all furniture, furnishings, equipment, vehicles, leasehold improvements not deemed real estate by applicable Laws, and other tangible personal property, including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies, including but not limited to those assets listed on Company Disclosure Schedule 1.1.
“GAAP” means generally accepted accounting principles in the United States as of the date hereof.
“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
“Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.
“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi and urea formaldehyde insulation.
“Houlihan” refers to the Company’s financial advisor, Houlihan Smith & Company, Inc.
“Houlihan Shares” has the meaning set forth in Section 3.3(d).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction that has been drawn upon, including any fees related to such obligations whether or not drawn upon; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends and prepayment or redemption premiums and penalties (if any), unpaid fees or expense and other monetary obligations in respect of any and all redeemable preferred stock of such Person; (vii) all checks issued by the Company prior to the Closing Date that remain outstanding as of the Closing Date; (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals and continuations-in-part and patents issuing thereon, along with all reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); (v) trade secrets (“Trade Secrets”); and (vi) all other intellectual property rights arising from or relating to Technology that is owned by the Company and related to the Business or (ii) used by the Company in connection with the Business.
“Intellectual Property Licenses” means (i) any grant by the Company to another Person of any right, permission, consent or non-assertion relating to or under any of the Purchased Intellectual Property and (ii) any grant by another Person to the Company of any right, permission, consent or non-assertion relating to or under any third Person’s Intellectual Property.
“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
“Joint Proxy Statement” has the meaning set forth in Section 4.28.

“Knowledge” or any similar phrase means (i) with respect to the Company, the collective actual knowledge of Don Huyser and James Johnston, and (ii) with respect to Newco, Purchaser and REG, the collective actual knowledge of Jeffrey Stroburg, Daniel J. Oh, Nile Ramsbottom and Derek Winkel.
“Labor Contracts” has the meaning set forth in Section 4.15(a).
“Law” means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other legal requirement or obligation.
“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Authority.
“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).
“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.
“Marks” has the meaning set forth in the definition of Intellectual Property.
“Material Adverse Effect” means an effect, condition or change that is materially adverse to the business, assets, properties, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or of Newco and its Subsidiaries, taken as a whole, or of REG and its Subsidiaries, taken as a whole, or of any other party to the Common Plan Agreements and its Subsidiaries, taken as a whole; provided, however, that effects, conditions and changes relating to the following shall not constitute a Material Adverse Effect, and shall not be considered in determining whether a Material Adverse Effect has occurred:
(a) changes in the economy or financial or commodities markets generally in the United States;
(b) changes that are the result of factors generally affecting the industries in which the Company and REG and their Subsidiaries operate; or
(c) changes proximately caused by the pendency or the announcement of this Agreement or the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 4.13(a).
“MOSA” has the meaning set forth in Section 6.19.
“Network Plants” means the Company, Western Iowa Energy, LLC, an Iowa limited liability company and Blackhawk Biofuels, LLC, a Delaware limited liability company.
“Newco” has the meaning set forth in the Preamble.
“Newco BCA Registration Rights Agreement” is the Registration Rights Agreement to be executed by Newco and Biofuels Company of America, LLC at or prior to Closing.
“Newco Common Stock” means shares of the common stock, par value $0.0001 per share, of Newco.
“Newco Disclosure Schedule” has the meaning set forth in the preamble to Article V
“Newco’s Environmental Assessment” has the meaning set forth in Section 6.10.
“Newco Monthly Financial Statements” has the meaning set forth in Section 6.12.
“Newco Preferred Stock” means shares of the preferred stock designated Series A Preferred Stock, par value $0.0001 per share, of Newco issued pursuant to the Certificate of Designation attached hereto as Exhibit A.
“Newco Registration Rights Agreement” means the Registration Rights Agreement in the form of Exhibit E hereto to be executed by Newco and the other parties thereto at or prior to Closing.
“Newco Stockholder Agreement” means the Stockholder Agreement to be executed by Newco and the other parties thereto at or prior to Closing.
“Nonassignable Assets” has the meaning set forth in Section 2.5(b).
“Ongoing Costs” has the meaning set forth in Section 6.22.
“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.
“Ordinary Course” or “Ordinary Course of Business” means the conduct of the business of the Company and its Subsidiaries or Newco and its Subsidiaries (as the case may be) in accordance with their normal day-to-day customs, practices and procedures as conducted from time to time prior to the date of this Agreement and shall include the activities of the Company and its Subsidiaries, Newco and its Subsidiaries and REG and its Subsidiaries undertaken in connection with their respective obligations under this Agreement.

“Organizational Documents” means the articles or certificate of incorporation and bylaws for a corporation, and the articles of organization or certificate of formation and operating agreement for a limited liability company, and all other documents necessary to meet the applicable Law for organization of the applicable entity type in its state of organization.
“Owned Property” has the meaning set forth in Section 4.10(a).
“Patents” has the meaning set forth in the definition of Intellectual Property.
“PBGC” has the meaning set forth in Section 4.14(e).
“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.
“Permitted Exceptions” means (i) those matters set forth on Company Disclosure Schedule 1.1, (ii) statutory liens for Taxes, assessments or other governmental charges not yet payable or delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’ and repairers’ Liens that do not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company and which if filed are being contested in a timely manner pursuant to applicable Law and are properly reserved against in the Company’s books and records in accordance with GAAP; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided that if such regulations have been violated, such violations, individually or in the aggregate, do not have a Material Adverse Effect with respect to the Company; (v) easements, covenants, restrictions and encumbrances which do not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company; and (vi) rights of tenants in possession under existing written leases listed on Company Disclosure Schedule 1.1.
“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Professional Service Providers” has the meaning set forth in Section 4.13(a)(xix).
“Purchase Price” has the meaning set forth in Section 3.3(a).
“Purchased Assets” has the meaning set forth in Section 2.1.
“Purchased Contracts” means all Contracts of the Company related to the Business listed on Company Disclosure Schedule 1.1 other than the Excluded Contracts.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Documents” has the meaning set forth in Section 5.3.

“Purchaser Plans” has the meaning set forth in Section 7.3.
“Qualified Plans” has the meaning set forth in Section 4.14(c).
“Real Property Leases” has the meaning set forth in Section 4.10(a).
“REG Distributed Shares” has the meaning set forth in Section 3.3(b).
“REG Merger Agreement” has the meaning set forth in the definition of Common Plan Agreements.
“REG Stockholders” means all of the holders of common stock and preferred stock of Renewable Energy Group, Inc. eligible to vote on the REG Merger Agreement and the Related Transactions.
“REG Stockholders Meeting” means the special meeting of REG Stockholders held pursuant to the REG Merger Agreement for the purpose of approval of the REG Merger Agreement.
“Related Persons” has the meaning set forth in Section 4.22.
“Related Transactions” means those transactions contemplated by the Common Plan Agreements.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.
“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) correct a condition of noncompliance with Environmental Laws.
“Representatives” has the meaning set forth in Section 6.6(a).
“Restricted Business” has the meaning set forth in Section 6.7(a).
“Rule 145 Affiliates” has the meaning set forth in Section 6.17.
“Rule 145 Affiliate Agreements” means the Agreements in the form of Exhibit D to be executed at or prior to Closing pursuant to Section 6.17.
“Sarbanes Oxley Act” has the meaning set forth in Section 4.6(d).
“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Senior Lender” has the meaning set forth in Section 8.2(m).
“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.
“Subsidiary” means, with respect to any Person, any other Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such Person or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of the other Person.
“Superior Proposal” has the meaning set forth in Section 6.6(d).
“Takeover Proposal” has the meaning set forth in Section 6.6(d).
“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts of any kind imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.
“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.
“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Affiliates.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or related to, or are used in connection with the foregoing that is (i) owned by the Company and related to the Business or (ii) used by the Company in connection with the Business, including, without limitation, all Software and other Technology developed by the Company and relating to employees and payroll.
“Termination Date” has the meaning set forth in Section 9.1.
“Termination Fee” has the meaning set forth in Section 9.4.
“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.
“Transaction” has the meaning set forth in Recitals.
“Transfer Taxes” has the meaning set forth in Section 10.1.
“Transferred Employees” has the meaning set forth in Section 7.1.
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.
Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.
Section 1.3 Other Definitional Provisions. Unless the express context otherwise requires:
(a) the words “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;
(c) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning;
(d) any references herein to “Dollars” and “$” are to United States Dollars;

(e) any references herein to a specific Article, Section, paragraph, Schedule or Exhibit shall refer, respectively, to Articles, Sections, paragraphs, Schedules or Exhibits of this Agreement;
(f) any references herein to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement;
(g) any references herein to a statute means such statute as amended as of the Effective Date and, for purposes of the Closing hereunder, shall include such statute as amended or successor thereto effective as of the Closing Date;
(h) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and
(i) references herein to any gender includes the other gender; and
(j) references to any party to this Agreement or any other agreement or document will include each party’s predecessors, successors and permitted assigns.
Section 1.4 Interpretation. The headings and captions used in this Agreement and any Schedule or Exhibit hereto, in the table of contents or any index hereto are for convenience of reference only and do not a constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way effect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meaning set forth in the Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the Company’s industry or in general commercial usage). The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.
ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
Section 2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall purchase, acquire and accept from the Company, and the Company shall sell, transfer, assign, convey and deliver to Purchaser all of the Company’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens except for Permitted Exceptions. “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of the Company related to the Business on the Closing Date, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the Books and Records of the Company (other than Excluded Assets), including each of the following assets:
(a) all cash and accounts receivable of the Company;
(b) all inventory used or useful in the Business;

(c) all tangible personal property used or useful in the Business, including Furniture and Equipment;
(d) all deposits (including customer deposits and security for rent, electricity, telephone, hedging contracts or otherwise) and prepaid charges and expenses, including any prepaid rent, of the Company;
(e) all rights of the Company under all Company Property (whether owned or leased), together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;
(f) the Intellectual Property and Technology of the Company;
(g) all rights of the Company under the Purchased Contracts, including all claims or causes of action with respect to the Purchased Contracts;
(h) all Books and Records of the Company and all other Documents that are related to the Business, including Documents relating to products, services, marketing, advertising, promotional materials, Intellectual Property, Technology, personnel files for Employees, and all files, customer files and documents (including credit card information), supplier lists, records, literature and correspondence, whether or not physically located on any of the Company Property, but excluding those documents referred to in Section 2.2(b) below;
(i) all assets of any trust attributable to Employees and Former Employees in connection with any Employee Benefit Plan;
(j) all Permits, including Environmental Permits, used by the Company in the Business (which includes all Permits necessary to conduct the Business as currently conducted) and all rights and incidents of interest therein;
(k) all raw materials and supplies owned by the Company and used in connection with the Business;
(l) all rights of the Company under non-disclosure or confidentiality, non-compete or non-solicitation agreements with Former Employees, Employees and agents of the Company or with third parties to the extent relating to the Business or the Purchased Assets (or any portion thereof);
(m) all rights of the Company under or pursuant to all warranties, representations and guaranties made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to the Company or to the extent affecting any Purchased Asset;

(n) all work-in-process;
(o) all other assets reflected on the Company Balance Sheet;
(p) all claims, choses-in-action and rights in litigation and settlements in respect thereof;
(q) all third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business;
(r) all incentives from any Governmental Authority related to the Facility;
(s) all shares of capital stock or other equity securities held by the Company with respect to any other Person; and
(t) all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Intellectual Property of the Company.
Section 2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Newco or Purchaser, and the Company shall retain right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:
(a) the Excluded Contracts;
(b) all Books and Records of the Company as pertain to ownership, organization or existence of the Company and duplicate copies of such records as are necessary to enable the Company to file tax returns and reports and to fulfill its reporting obligations under applicable securities laws; and
(c) all membership interests (units) or other equity securities of the Company.
Section 2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall assume, effective as of the Closing, the following liabilities of the Company, (collectively, the “Assumed Liabilities”):
(a) all Liabilities of the Company under the Purchased Contracts excluding the Excluded Liabilities;
(b) all accounts payable incurred in the Ordinary Course of Business to the extent reflected on the Final Closing Balance Sheet or incurred in the Ordinary Course of Business between the date of the Final Closing Balance Sheet and Closing, excluding the Excluded Liabilities;

(c) all Liabilities arising out of, under or in connection with any Indebtedness of the Company to the extent reflected on the Final Closing Balance Sheet or incurred in the Ordinary Course of Business between the date of the Final Closing Balance Sheet and Closing, excluding the Excluded Liabilities;
(d) all Liabilities, including reserves therefor, to the extent reflected in the Final Closing Balance Sheet, excluding the Excluded Liabilities;
(e) all Liabilities in respect of any products sold by the Company on or before the Closing Date pursuant to the MOSA;
(f) all Liabilities to third parties other than the Company or its members occurring as a result of the breach by REG or any of its Affiliates of its or their obligations under the MOSA; and
(g) all Ongoing Costs.
Section 2.4 Excluded Liabilities. Neither Newco nor Purchaser will assume or be liable for any Excluded Liabilities. The Company shall timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of the Company arising out of, relating to or otherwise in respect of the Business on or before the Closing Date and all other Liabilities of the Company other than the Assumed Liabilities. Excluded Liabilities shall include, but not be limited to, the following Liabilities and in no event shall Newco or Purchaser assume any liability for the matters set out in this Section 2.4 except those Liabilities, including reserves therefor, to the extent reflected in the Final Closing Balance Sheet.
(a) except to the extent specifically provided in Article VII, all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services, by the Company of any of its Affiliates of any individual on or before the Closing Date; (ii) workers’ compensation claims against the Company that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing, and (iii) any Employee Benefit Plan;
(b) all Liabilities arising out of, under or in connection with Excluded Contracts and, with respect to Purchased Contracts, Liabilities in respect of a breach by or default of the Company accruing under such Contracts with respect to any period prior to Closing;
(c) all Liabilities for (i) Taxes of the Company or any Subsidiary (or any predecessor thereof), (ii) Taxes that relate to the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, including, without limitation, Taxes allocable to the Company pursuant to Section 10.2, and (iii) payments under any Tax allocation, sharing or similar agreement (whether oral or written);
(d) all Liabilities in respect of any pending or threatened Legal Proceeding, or any claim arising out of, relating to or otherwise in respect of (i) the operation of the Business to the extent such Legal Proceeding or claim relates to such operation on or prior to the Closing Date, except as provided in Section 2.3(f) hereof, or (ii) any Excluded Asset;

(e) all Environmental Costs and Liabilities of the Company or relating to the Purchased Assets;
(f) all Liabilities or obligations of the Company relating to the business, operations, assets or Liabilities of any Subsidiary or former Subsidiary of the Company based upon, relating to or arising out of events, actions or failures to act prior to the Closing Date; and
(g) all Liabilities of the Company or its officers or directors to the holders of the membership or other equity interests of the Company.
Section 2.5 Further Conveyances and Assumptions; Consent of Third Parties.
(a) From time to time following the Closing, the Company and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and aquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Company Documents and to assure fully to the Company and its successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Purchaser Documents, and to otherwise make effective the transactions contemplated hereby and thereby.
(b) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. The Company shall use its commercially reasonable efforts to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by the Company in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in the Company’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. The Company shall take or cause to be taken at the Company’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and the Company shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets less the amount of any expenses incurred by the Company in connection with the collection. As of and from the Closing Date, the Company authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of the Company under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf with respect thereto.

Section 2.6 Bulk-Sales Laws. Purchaser hereby waives compliance by the Company with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; provided, however, that, except with respect to the Assumed Liabilities, the Company agrees (a) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Purchaser or the Purchased Assets by reason of such noncompliance, (b) to indemnify, defend and hold harmless Purchaser from and against any and all such claims and (c) to take promptly all necessary action to remove any Lien which is placed on the Purchased Assets by reason of such noncompliance. Any “bulk-transfer” Law that addresses Taxes shall be governed by Article X and not by this Section 2.6.
Section 2.7 Right to Control Payment. Purchaser shall have the right, but not the obligation, to make any payment due from the Company with respect to any Excluded Liabilities which are not paid by the Company within five (5) Business Days following written request for payment from Purchaser; provided, however, that if the Company advises Purchaser in writing during such five (5) Business Day period that a good faith payment dispute exists or the Company has valid defenses to non-payment with respect to such Excluded Liability, then Purchaser shall not have the right to pay such Excluded Liability. The Company agrees to reimburse Purchaser promptly and in any event within five (5) Business Days following written notice of such payment by Purchaser for the amount of any payment made by Purchaser pursuant to this Section 2.7. Payment under this Section 2.7 shall be made promptly and in full.
Section 2.8 Proration of Certain Expenses. Subject to Section 2.4(c) and Section 10.2 with respect to Taxes, all expenses and other payments in respect of the Owned Property and all rents and other payments (including any prepaid amounts) due under the Real Property Leases and any other leases constituting part of the Purchased Assets shall be prorated between the Company, on the one hand, and Purchaser, on the other hand, as of the Closing Date. The Company shall be responsible for all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges and other payments of any kind accruing during any period under the Real Property Leases or any such other leases up to and including the Closing Date. Purchaser shall be responsible for all such rents, charges and other payments accruing during any period under the Real Property Leases or any such other leases after the Closing Date. Purchaser shall pay the full amount of any invoices received by it and shall submit a request for reimbursement to the Company for the Company’s share of such expenses and the Company shall pay the full amount of any invoices received by it and Purchaser shall reimburse the Company for Purchaser’s share of such expenses.
Section 2.9 Accounts Receivable. The Company shall provide commercially reasonable assistance to Purchaser in the collection of accounts receivable. If the Company shall receive payment in respect of accounts receivable that are included in the Purchased Assets, then the Company shall promptly forward such payment to Purchaser.

ARTICLE III
CLOSING; CONSIDERATION
Section 3.1 Closing. The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Nyemaster, Goode, West, Hansell & O’Brien, P.C. located at 700 Walnut Street, Suite 1600, Des Moines, Iowa 50309 (or at such other place as the parties may designate in writing) at 10:00 a.m. (central standard time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto.
Section 3.2 Procedure at Closing.
(a) At the Closing, the parties agree that the following shall occur:
(i) each of the conditions precedent (as applicable) in Section 8.1 shall have been satisfied, or such condition(s) shall have been expressly waived in writing by Purchaser;
(ii) each of the conditions precedent (as applicable) in Section 8.2 shall have been satisfied, or such condition(s) shall have been expressly waived in writing by the Company;
(iii) an appropriate notation shall be made on the books and records of Newco as to the Newco Common Stock and the Newco Preferred Stock issued to the Company (in the event the Dissolution Approval has not been obtained by the Company prior to Closing) or the Company Unitholders (in the event the Dissolution Approval has been obtained by the Company prior to Closing) at the Closing pursuant to the terms hereof and Newco shall issue and deliver the Newco Common Stock and the Newco Preferred Stock to the Company for distribution to the Company Unitholders as set forth herein; and
(iv) all of the documents and instruments delivered at the Closing shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the parties’ respective counsel.
Section 3.3 Consideration.
(a) Consideration. In consideration of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof, Newco shall issue and deliver to the Company, free and clear of any Liens except as provided in the Certificate of Incorporation, this Agreement and under applicable state and federal securities laws, in the manner and subject to the conditions set forth below, the following (in the aggregate, the “Purchase Price”):
(i) Four Million Four Hundred Fourteen Thousand Three Hundred Forty-Five (4,414,345) shares of Newco Common Stock, as adjusted for (A) any post-Effective Date dividend, stock split, recapitalization or reorganization of Newco and (B) fractional shares as set forth in subsection (iii) below, by delivery of Newco Common Stock certificates to the Company for delivery to the Company Unitholders and Houlihan as set forth herein; and

(ii) One Hundred Sixty-Four Thousand One Hundred Ninety-Seven (164,197) shares of Newco Preferred Stock, as adjusted for (A) any post-Effective Date dividend, stock split, recapitalization or reorganization of Newco and (B) fractional shares as set forth in subsection (iii) below, by delivery of Newco Preferred Stock certificates to the Company for delivery to the Company Unitholders and Houlihan as set forth herein.
(iii) Fractional Shares. Any fractional share of Newco Common Stock or of Newco Preferred Stock issuable to a Company Unitholder or Houlihan as a consequence of the determination of the Purchase Price distributable to such Person in accordance with Sections 3.3(a)(i)-(ii), 3.3(b) and 3.3(d) shall be rounded up to the next full share of Newco Common Stock or Newco Parent Stock, as the case may be, and the total number of shares of Newco Common Stock and Newco Preferred Stock issued as a consequence of such rounding up shall be considered part of the Purchase Price for purposes of this Section 3.3(a) and the transactions contemplated by this Agreement.
(b) As soon as reasonably practicable after the Closing Date:
(i) in the event that the Dissolution Approval has been obtained by the Company prior to Closing, Newco shall deliver to the Company certificates representing the Newco Common Stock and Newco Preferred Stock constituting the Purchase Price less the Houlihan Shares registered in the names of the holders of record of the outstanding membership units of the Company set forth on Company Disclosure Schedule 3.3(b) (the “Company Unitholders”), pro rata in accordance with their capital accounts, and adjusted as set forth in this Section 3.3, and the Company shall promptly distribute such certificates, subject to any holdback, liquidation or distribution of shares of Newco Common Stock or Newco Preferred Stock deemed necessary or appropriate by the Board of Directors of the Company in order to satisfy existing or potential claims against or liabilities of the Company, as will be reasonably communicated to Newco; or
(ii) in the event that the Dissolution Approval has not been obtained by the Company prior to Closing, Newco shall deliver to the Company certificates representing the Newco Common Stock and Newco Preferred Stock constituting the Purchase Price less the Houlihan Shares registered in the name of the Company and, following the Company’s receipt of the Dissolution Approval, Newco shall reissue certificates representing the Newco Common Stock and Newco Preferred Stock constituting the Purchase Price less the Houlihan Shares registered in the names of the Company Unitholders in the manner provided in subparagraph (i) of this Section 3.3(b), and the Company shall promptly distribute such certificates, subject to any holdback, liquidation or distribution of shares of Newco Common Stock or Newco Preferred Stock deemed necessary or appropriate by the Board of Directors of the Company in order to satisfy existing or potential claims against or liabilities of the Company, as will be reasonably communicated to Newco.

(c) Notwithstanding the foregoing, (i) any Newco Common Stock or Newco Preferred Stock distributed to REG or any Subsidiaries of REG by the Company or any shares or other securities issued with respect to or in exchange for such shares when held by any Subsidiary of Newco, including, but not limited to, REG and any Subsidiary of REG (together, “REG Distributed Shares”), shall not be entitled to vote on any matter submitted to a vote of the shareholders of Newco; and (ii) any dividend, whether in cash, securities or other property, received by any Subsidiary of Newco, including, but not limited to, REG and any Subsidiary of REG, with respect to any REG Distributed Shares shall be dividended by such recipient to Newco provided such a dividend is allowable under the General Corporation Law of the State of Delaware. These restrictions shall not apply to any transferee of any REG Distributed Shares except any Subsidiary of Newco, including, but not limited to, REG and any Subsidiary of REG, nor shall these restrictions apply in the event that more than fifty percent (50%) of the voting equity securities of the beneficial owner of the REG Distributed Shares are no longer owned, directly or indirectly, through one or more intermediaries, by Newco. The REG Distributed Shares shall not be sold, assigned or otherwise transferred by any Subsidiary of Newco, including, but not limited to, REG and any Subsidiary of REG, without the prior approval of the Board of Directors of Newco.
(d) Notwithstanding the foregoing, the parties agree that two percent (2%) of the Newco Common Stock and Newco Preferred Stock constituting the Purchase Price shall be distributed by the Company to Houlihan upon Closing as payment in consideration of certain financial advisory services rendered to the Company in connection with the Transaction (the “Houlihan Shares”). At Closing, Newco shall deliver to the Company certificates registered in the name of Houlihan representing the Houlihan Shares.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Newco and Purchaser that, except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure schedule relates) delivered by the Company to Newco and Purchaser simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”); provided, however, all representations and warranties by the Company are subject to the qualification that it shall not be a breach of any such representation or warranty to the extent Newco, Purchaser or REG has Knowledge of such breach on the Effective Date:
Section 4.1 Organization and Existence; No Subsidiaries.
(a) The Company is a limited liability company duly organized and validly existing under the laws of the State of Iowa and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. The Company is duly qualified or authorized to do business under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized could not have or reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company has delivered to Newco true, complete and correct copies of its operating agreement as in effect on the date hereof.

(b) Except as set forth on Company Disclosure Schedule 4.1(b), the Company does not, directly or indirectly, own any stock or other equity interest in any other Person. No former Subsidiary of the Company had any operations, business, Liabilities or other activities that would create a Liability on the part of the Company.
Section 4.2 Authorization of Agreement.
(a) The Company has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”), and, subject to obtaining the Company Unitholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Company’s Board of Directors, and except for obtaining the Company Unitholder Approval, no other action on the part of the Company as an Iowa limited liability company is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been, and each of the Company Documents will be, at or prior to the Closing, duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by Newco, Purchaser and REG and receipt of the Company Unitholder Approval) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
(b) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding membership units of the Company represented (in person or by proxy) at a meeting of the Company’s Unitholders where a quorum is present in favor of the adoption of this Agreement is the only vote or approval of the holders of any class or series of equity of the Company which is necessary to adopt this Agreement and approve the transactions contemplated hereby (the “Company Unitholder Approval”); provided, however, the distribution of the Newco Common Stock and Newco Preferred Stock to the Company Unitholders in connection with the dissolution of the Company on the terms provided herein, which is not a condition to Closing, will require the affirmative vote of the Company Unitholders holding seventy-five percent (75%) of the outstanding membership units of the Company in favor of the dissolution of the Company (the “Dissolution Approval”). None of the Organizational Documents of the Company, other Documents between the Company and the Company Unitholders, or applicable Law grant, provide for, or establish dissenter’s appraisal rights with respect to the Transaction.

Section 4.3 Conflicts; Consents of Third Parties.
(a) Except as set forth on Company Disclosure Schedule 4.3(a), and assuming the Company Unitholder Approval is obtained and the filings and actions referred to in Sections 4.3(b)(ii)(A) & (B) are made to the extent necessary and the related regulatory requirements are satisfied, none of the execution and delivery by the Company of this Agreement or by the Company of the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, or conflict with or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under, any provision of (i) the operating agreement of the Company; (ii) any Purchased Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company; (iii) any Order applicable to the Company or by which any of the properties or assets of the Company are bound; or (iv) any applicable Law, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.
(b) No consent, waiver, approval, Permit or authorization of or filing with, or notification to, any Person or Governmental Authority is required on the part of the Company in connection with (i) the execution and delivery of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by the Company of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of the Company, except (A) for the filing with the SEC of the Form S-4, the Joint Proxy Statement and other filings required under, and compliance with other applicable requirements of, the Securities Act and the Exchange Act, (B) for filings required under and compliance with the applicable requirements of the HSR Act, (C) as set forth on Company Disclosure Schedule 4.3(b) and (D) as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

Section 4.4 Financial Statements.
(a) The Company has delivered to Purchaser copies of (i) the audited balance sheets of the Company as at September 30, 2008, September 30, 2007 and September 30, 2006 and the related audited statements of income and of cash flows of the Company for the years then ended and (ii) the unaudited balance sheet of the Company as at March 31, 2009 and the related statement of income and cash flows of the Company for the six (6) month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied (except with respect to the unaudited financial statements for normal recurring year-end adjustments that, individually or in the aggregate, would not be material) without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated. For the purposes hereof, the unaudited balance sheet of the Company as at March 31, 2009 is referred to as the “Balance Sheet” and March 31, 2009 is referred to as the “Balance Sheet Date.”
(b) The Company makes and keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets. The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
(c) The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.
(d) The Company has established and maintains disclosure controls and procedures designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within the Company; and, to the Knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information.
(e) The Company’s records, systems, controls, data and information are recorded, stored, maintained and operated under the exclusive ownership and direct control of it and the Company’s accountants. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

Section 4.5 No Undisclosed Liabilities. Except as set forth on Company Disclosure Schedule 4.5, the Company has no Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected in, fully reserved against or otherwise described in the Balance Sheet or the notes thereto, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, or (iii) that are immaterial, individually or in the aggregate, to the Company.
Section 4.6 SEC Documents; Regulatory Reports; Sarbanes Oxley Act.
(a) SEC Documents. The Company and its Subsidiaries have filed or furnished all required reports, schedules, registration statements and other documents and exhibits thereto with or to the SEC since December 31, 2005 and through the Business Day prior to the date of this Agreement (the “Company SEC Documents”) except as set forth on Company Disclosure Schedule 4.6. As of their respective dates of filing with or publicly furnishing to the SEC (or, if amended or supplemented by a filing prior to the date hereof, as of the date of such latest filing), the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed with or publicly furnished to the SEC (or, if amended or supplemented by a filing prior to the date hereof, as of the date of such latest filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its Subsidiaries, included in the Company SEC Documents complied, as of their respective dates of filing with the SEC (or, if amended or supplemented by a filing prior to the date hereof, as of the date of such latest filing), in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the requirements of Form 10-Q promulgated by the SEC and the requirements of Regulation S-X promulgated by the SEC) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries (in the case of Company SEC Documents filed by the Company) or the entities purported to be presented therein (in the case of Company SEC Documents filed by Subsidiaries or separate accounts) and the consolidated results of operations, changes in shareholder’s equity and cash flows of such companies or entities as of the dates and for the periods shown (subject, in the case of any unaudited interim financial statements, to normal and recurring year-end adjustments as permitted by Form 10-Q and Regulation S-X or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company).

(b) Regulatory Reports. Other than the Company SEC Documents above, the Company and each of its Subsidiaries have timely filed (after taking into account all grace periods or extensions) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2005 with any Governmental Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company.
(c) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended September 30, 2008, as filed with the SEC prior to the date of this Agreement, (ii) liabilities reflected on the Balance Sheet, (iii) liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business consistent with past practice, (iv) liabilities incurred pursuant to this Agreement and the transactions contemplated hereby and (v) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, the Company and its Subsidiaries do not have, and since the Balance Sheet Date, the Company and its Subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the Financial Statements in accordance with GAAP).
(d) The Company and its Subsidiaries are in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes Oxley Act”), except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company. Except as permitted by the Exchange Act, including Section 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company, its Subsidiaries nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company or of any of its Subsidiaries.
(e) The principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents. The Company has made available to Purchaser a summary of any disclosure made by the management of the Company to the Company’s independent auditors and the audit committee of the Board of Directors of the Company since December 31, 2005 referred to in such certificates.
(f) The management of the Company has (i) designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), or caused such disclosure controls and procedures to be designed and implemented under their supervision, to ensure that material information relating to the Company, including its Subsidiaries, is made known to management of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which could reasonably be expected to adversely effect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2005, any material change in internal control over financial report required to be disclosed in any Company SEC Documents has been so disclosed.

(g) Since December 31, 2005 (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any representative of the Company or any of its Subsidiaries has received or otherwise obtained Knowledge of any material complaint, allegations, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2005, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing received after the date of this Agreement which have no reasonable basis), and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or its Subsidiaries, has reported evidence of a material violation of securities law, breach of fiduciary duty or similar violation, relating to periods after December 31, 2005, by the Company or the officers, directors, employees or agents of the Company to the Board of Directors of the Company or any committee thereof or to any director or executive officer of the Company.
Section 4.7 Title to Purchased Assets; Sufficiency. The Company owns and has good title to each of the Purchased Assets (except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company) free and clear of all Liens other than Permitted Exceptions. The Purchased Assets constitute all of the assets and properties used in or held for use in the Business and are sufficient for Purchaser to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Business, as it has been conducted by the Company.
Section 4.8 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Company Disclosure Schedule 4.8, since the Balance Sheet Date, (a) the Company has conducted the Business only in the Ordinary Course of Business and (b) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect with respect to the Company. Without limiting the generality of the foregoing, since the Balance Sheet Date or as set forth on Company Disclosure Schedule 4.8:
(a) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Purchased Assets having a replacement cost of more than $10,000 for any single loss or $50,000 for all such losses except shrinkage of biodiesel inventory in the Ordinary Course of Business;

(b) other than in the Ordinary Course of Business, the Company has not awarded or paid any bonuses to Former Employees or Employees of the Company, except to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, long-term incentive, severance, stay bonus, bonus, or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;
(c) there has not been any change by the Company in accounting or Tax reporting principles, methods or policies;
(d) the Company has not failed to promptly pay and discharge current Liabilities except for Liabilities not material in amount;
(e) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person, other than advances to Employees in the Ordinary Course of Business;
(f) the Company has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, subjected to any Lien or otherwise disposed of in the Ordinary Course of Business;
(g) the Company has not discharged or satisfied any Lien, or paid any Liability, except in the Ordinary Course of Business;
(h) the Company has not canceled or compromised any debt or claim or amended, modified, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company;
(i) the Company has not issued, created, incurred, assumed or guaranteed any Indebtedness, except in the Ordinary Course of Business;
(j) the Company has not made or committed to make any capital expenditures (a) in excess of planned capital expenditures budgeted for the current fiscal year and as reasonably deemed to be necessary by the Company for next fiscal year consistent with prior practice or (b) which require any payment that may or will extend beyond the Closing Date;
(k) the Company has not instituted or settled any material Legal Proceeding resulting in or which may result in a loss of revenue in excess of $10,000 individually or in amounts exceeding $50,000 in the aggregate;

(l) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property or Technology of the Company;
(m) the Company has not made any loan to, or entered into any other transaction with, any of its unitholders, Affiliates, officers, directors, partners or employees, except for any advances made to Employees in the Ordinary Course of Business; and
(n) the Company has not agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4.8.
Section 4.9 Taxes.
(a) (i) All income, franchise and all other material Tax Returns required to be filed by or on behalf of the Company, any Subsidiary or any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all income, franchise and other material Taxes payable by or on behalf of the Company, any Subsidiary or any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary is or was a member have been fully and timely paid. With respect to any period for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any material underpayment penalties or interest have been made by or on behalf of the Company.
(b) The Company has delivered to Purchaser or REG complete copies of (i) all income, franchise and all other material Tax Returns of or including the Company and any Subsidiary relating to the taxable periods ending on or after December 31, 2004 and (ii) any audit report issued after December 31, 2004 relating to any Taxes due from or with respect to the Company or any Subsidiary.
(c) No claim has been made by a Taxing Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.
(d) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company or any Subsidiary have been fully paid, and there are no audits or investigations of the Company or any Subsidiary by any Taxing Authority in progress, nor has the Company or any Subsidiary received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of the Company or any Subsidiary that, by application of the same or similar principles, could reasonably be expected to result in a material proposed deficiency for any subsequent taxable period.

(e) The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.
(f) Neither the Company nor any Subsidiary nor any other Person on its behalf has (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any Subsidiary that would be binding on Newco or Purchaser after the Closing Date, (ii) requested any extension of time within which to file any income, franchise or other material Tax Return, which Tax Return has since not been filed, (iii) granted any extension for the assessment or collection of any income, franchise or other material Taxes, which Taxes have not since been paid, or (iv) granted to any Person any power of attorney that is currently in force with respect to any Tax matter that would be binding on Newco or Purchaser after the Closing Date.
(g) Neither the Company nor any Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.
(h) No Contract is a contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Newco or Purchaser, the Company or any of their respective Affiliates by reason of Section 280G of the Code or be subject to Section 4999 of the Code.
(i) There are no Liens for Taxes upon the Purchased Assets, except for Permitted Exceptions.
(j) Since its inception, the Company has (i) been properly treated as a partnership for Federal, state and local income Tax purposes, and has not made an election, by IRS Form 8832 or otherwise, to be treated as a corporation and (ii) has not been a “publicly traded partnership” within the meaning of Section 7704 of the Code.
(k) The Company is not a “foreign person” within the meaning of Section 1445 of the Code.
(l) Neither the Company nor any Subsidiary is subject to any private letter ruling of the IRS or any comparable ruling of any Taxing Authority that would be binding on Newco or Purchaser after the Closing Date.
(m) None of the Purchased Assets is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(n) Neither the Company nor any Subsidiary has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which the Company is the common buyer.
(o) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(p) The Company and each Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
(q) Neither the Company nor any Subsidiary has or has ever had a permanent establishment in any jurisdiction other than the United States, or has engaged in a trade or business in any jurisdiction other than the United States that subjected it to tax in such country.
(r) The Company has not participated in any “reportable transaction” as defined in Treasury regulation Section 1.6011-4(b).
Notwithstanding the foregoing, for purposes of this Section 4.9, any reference to the Company or any Subsidiary shall be deemed to include any Person that merged with or was liquidated into the Company or any Subsidiary.
Section 4.10 Real Property.
(a) Company Disclosure Schedule 4.10(a)(i)(A) sets forth a complete list of (i) all real property and interests in real property, including easements appurtenant thereto, owned in fee by the Company (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all real property and interests in real property leased, licensed or subleased by the Company as lessee or lessor, licensee or licensor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee, the date of the lease or sublease and all amendments thereto and the manner in which such interest is held) and the property encumbered thereby (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”). The properties listed on Company Disclosure Schedule 4.10(a)(i)(B) are referred to herein as the “Excluded Properties.” The Company has good and marketable fee title to all Owned Property (other than the owned Excluded

Properties), free and clear of all Liens of any nature whatsoever, except (A) those Liens set forth on Company Disclosure Schedule 4.10(a)(i)(A) and (B) Permitted Exceptions. The Company Properties and the Excluded Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the Business of the Company and which are necessary for the continued operation of the Business of the Company as the Business is currently conducted. All of the Company Properties and buildings, fixtures and improvements thereon owned or leased by the Company taken as a whole are in reasonably good operating condition (ordinary wear and tear excepted), and all mechanical and other systems located thereon, taken as a whole, are in reasonably good operating condition, in each case in all material respects, except for repairs, maintenance and replacements necessary in the Ordinary Course of Business. Except as set forth on Company Disclosure Schedule 4.10(a)(ii) and except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, none of the improvements located on the Company Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. The Company has delivered to Purchaser true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The Company Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases and those set forth on Company Disclosure Schedule 4.10(a)(iii).
(b) Except as set forth on Company Disclosure Schedule 4.10(b), (i) the Company has a valid, binding and enforceable leasehold interest or license under each of the Real Property Leases (other than the leased Excluded Properties) under which it is a lessee or licensee, free and clear of all Liens other than Permitted Exceptions, (ii) each of the Real Property Leases is in full force and effect, (iii) the Company is not in default under any Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, and (iv) the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.
(c) The Company has all material certificates of occupancy and Permits of any Governmental Authority necessary or useful for the current use and operation of each Company Property, and the Company has fully complied with all material conditions of the Permits applicable to them. No material default or violation, or event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any Permit. The Company has not received any notice that any certificate of occupancy or Permit will not be renewed at the end of its current term, and the Company is not aware of any facts that would cause a denial of any renewal application.
(d) There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and the Company has not received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(e) The Company has not received any notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.
(f) Except as to the Excluded Assets or as set forth on Company Disclosure Schedule 4.10(f), the Company does not own, hold, and is not obligated under and is not a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein. None of the Company Properties is subject to any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of same.
(g) With respect to each parcel of the Company Property and the buildings, structures, improvements and fixtures thereon:
(i) Except for assessments occurring on a regular basis in accordance with applicable Legal Requirements, there is no pending or, to the Knowledge of the Company, contemplated reassessment of any parcel included in the Company Property that is reasonably expected to increase the real estate tax assessment for such properties.
(ii) There is no pending, or to the Knowledge of the Company, contemplated proceeding to rezone any parcel of the Company Property. The uses for which each parcel of the Company Property is zoned do not restrict, or in any manner impair, the current use of the Company Property. Neither the Company nor its Subsidiaries have received notice of any violation of any applicable zoning law, regulation or other Legal Requirement, related to or affecting the Company Property.
(iii) All buildings, structures and other improvements on the Company Property, including but not limited to driveways, out-buildings, landscaped areas and sewer systems, and all means of access to the Company Property, are located completely within the boundary lines of the Company Property and do not encroach upon or under the property of any other Person or entity. No buildings, structures or improvements constructed on the property of any other Person encroach upon or under the Company Property.
(iv) The use of the Company Properties, or any portion thereof, in the Business does not violate or conflict with (A) any covenants, conditions or restrictions applicable thereto or (B) the terms and provisions of any contractual obligations relating thereto.
(v) The Company or its Subsidiaries have good and valid rights of ingress and egress to and from all of the Company Property (including between separate parcels included within the Company Property) from and to any rail lines, rail spurs, pipelines and the public street systems for all usual street, road, shipping, transport, storage, docking and utility purposes and other purposes necessary or incidental to the operation of the Business.
(vi) All utilities required for or useful in the operation of the Business either enter the Company Property through adjoining streets and roads, or if they pass through adjoining private land, they do so in accordance with valid easements. All necessary utilities (including without limitation, water, sewer, electricity and telephone facilities) are available to the Company Property and there exists, to the Knowledge of the Company, no proposed limitation in or reduction of the quality or quantity of utility services to be furnished to the Company Property. Adequate sewage and water systems and connections are available to the Company Property as currently operated.

Section 4.11 Tangible Personal Property.
(a) The Company has good and marketable title to all of the items of tangible personal property used in the Business by the Company (except as sold or disposed of subsequent to the date hereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than Permitted Exceptions. All such items of tangible personal property taken as a whole are in reasonably good operating condition (ordinary wear and tear excepted) and are suitable for the purposes used, in each case in all materials respects, except for repairs, maintenance and replacements necessary in the Ordinary Course of Business.
(b) Company Disclosure Schedule 4.11 sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $10,000 relating to personal property used by the Company in the Business or to which the Company is a party or by which the properties or assets of the Company is bound. All of the items of personal property under the Personal Property Leases taken as a whole are in reasonably good operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease, in each case, except for repairs, maintenance and replacements necessary in the Ordinary Course of Business. The Company has delivered to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.
(c) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, (i) the Company has a valid, binding and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee and (ii) each of the Personal Property Leases is in full force and effect and the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Personal Property Leases. To the Knowledge of the Company, no other party is in default under any of the Personal Property Leases, and no party to any of the Personal Property Leases has exercised any termination rights with respect thereto.
Section 4.12 Intellectual Property.
(a) Company Disclosure Schedule 4.12(a) sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain names owned or registered to the Company and included in the Intellectual Property. Company Disclosure Schedule 4.12(a) lists (i) the record owner of each such item of Intellectual Property, (ii) the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed and (iii) the registration or application date, as applicable.

(b) Except as disclosed in Company Disclosure Schedule 4.12(b), the Company is the sole and exclusive owner of all right, title and interest in and to, or has the valid and continuing right to use, all of the Intellectual Property listed in Company Disclosure Schedule 4.12(a). To the Knowledge of the Company, the Company is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license and otherwise commercially exploit, as the case may be, all other Intellectual Property and all Technology as the same are used, sold, licensed and otherwise commercially exploited in the Business as presently conducted, free and clear of all Liens or obligations to others (except for those specified Intellectual Property Licenses included in Company Disclosure Schedule 4.13(a) and except for Permitted Exceptions).
(c) The Intellectual Property, the Technology, the manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services in connection with the Business as presently conducted, and the present business practices, methods and operations of the Company do not infringe, constitute an unauthorized use or misappropriation of, dilute or violate any intellectual property, proprietary or other right of any Person. The Intellectual Property, the Technology and the Intellectual Property Licenses include all of the Intellectual Property and Technology necessary and sufficient to enable the Company to conduct the Business in the manner in which such Business is currently being conducted.
(d) To the Knowledge of the Company, no Person is infringing, violating, misusing, diluting or misappropriating any Intellectual Property or Technology of the Company. No such claims have been made against any Person by the Company.
(e) The Company has taken adequate security measures to protect the confidentiality and value of all the material Trade Secrets included in the Intellectual Property and any other non-public, proprietary information included in the Technology, which measures are reasonable in the industry in which the Business operates.
(f) As of the date hereof, the Company is not the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against the Company or challenging the ownership, use, validity or enforceability of any Intellectual Property or Technology. The Company has not received written (including by electronic mail) notice of any such threatened claim and, to the Knowledge of the Company, there are no facts or circumstances that would form the basis for any such claim or challenge. To the Knowledge of the Company, the Intellectual Property and Technology, and all of the Company’s rights in and to the Intellectual Property and Technology, are valid and enforceable.
(g) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Newco or Purchaser’s right to own or use any of the Intellectual Property or Technology.

(h) Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant of any license with respect to any Intellectual Property or Technology of the Company to any third Person pursuant to any Contract to which the Company is a party or by which any assets or properties of the Company is bound.
(i) Company Disclosure Schedule 4.12(i) sets forth a complete and accurate list of (i) all Software included in the Technology developed by or for the Company, (ii) all Software exclusively owned by the Company that is not included in the Technology but is incorporated, embedded or bundled with any Software listed in subclause (i) above and (iii) all Software not exclusively owned by the Company and incorporated, embedded or bundled with any Software listed in subclause (i) above (excluding such Software licensed to the Company under a shrink-wrap or click-through agreement on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $1,000). The Company has not incorporated any “open source,” “freeware,” “shareware” or other Software having similar licensing or distribution models in any Software developed, licensed, distributed or otherwise exploited by or for the Company and included in the Technology.
(j) The Company has not licensed or provided to any third Person, or otherwise permitted any third Person to access or use, any source code or related materials for any Software developed by or for the Company and included in the Technology of the Company. The Company is not currently a party to any source code escrow agreement or any other agreement (or a party to any agreement obligating the Company to enter into a source code escrow agreement or other agreement) requiring the deposit of source code or related materials for any such Software.
Section 4.13 Material Contracts.
(a) Company Disclosure Schedule 4.13(a) sets forth, by reference to the applicable subsection of this Section 4.13(a), all of the following Contracts to which the Company is a party or by which it or its assets or properties are bound (collectively, the “Material Contracts”):
(i) Contracts with any current or former officer, director, member or Affiliate of the Company;
(ii) Contracts with any labor union or association representing any Employee of the Company;
(iii) Contracts for the sale of any of the assets of the Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;
(iv) Contracts for joint ventures, strategic alliances, partnerships, or sharing of profits or proprietary information;
(v) Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(vi) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person;
(vii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;
(viii) each purchase Contract giving rise to Liabilities of the Company in excess of $25,000;
(ix) each Contract providing for payments by or to the Company in excess of $25,000 in any fiscal year or $50,000 in the aggregate during the term thereof;
(x) all Contracts obligating the Company to provide or obtain products or services for a period of one year or more or requiring the Company to purchase or sell a stated portion of its requirements or outputs;
(xi) Contracts under which the Company has made advances or loans to any other Person, except advances to Employees of the Company in the Ordinary Course of Business;
(xii) Contracts providing for severance, retention, change in control or other similar payments;
(xiii) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $50,000;
(xiv) management Contracts and Contracts with independent contractors or consultants (or similar arrangements) in excess of $50,000 that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;
(xv) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by the Company;
(xvi) Contracts (or group of related contracts) which involve the expenditure of more than $25,000 annually or $100,000 in the aggregate or require performance by any party more than one year from the date hereof unless in the Ordinary Course of Business;
(xvii) all Intellectual Property Licenses, royalty Contracts and other Contracts relating to any Intellectual Property (except licenses pertaining to “off-the-shelf” commercially available Software used pursuant to shrink-wrap or click-through license grants on reasonable terms for a license fee of no more than $1,000);

(xviii) incentives, grants or other agreements from or with any Governmental Authority;
(xix) Contracts for services from lawyers, accountants, financial advisors and consultants (“Professional Service Providers”); and
(xx) Contracts that are otherwise material to the Company.
(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company, and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Company Disclosure Schedule 4.13(b), continue in full force and effect without penalty or other adverse consequence. The Company is not in material default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in breach of or default thereunder, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default by the Company or any other party thereunder. Notwithstanding the generality of the foregoing, the Company is not in material default under the MOSA nor, to the Knowledge of the Company, is any other party to the MOSA in breach of or default thereunder, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default by the Company or any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no such party has given notice of any significant dispute with respect to any Material Contract. The Company has, and will transfer to Purchaser at the Closing, good and valid title to the Material Contracts, free and clear of all Liens other than Permitted Exceptions. The Company has delivered to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto. The Company is not and at Closing shall not be, obligated to make any payments to Professional Service Providers related to the Transaction, the wind down and liquidation of the Business or otherwise other than as set forth on Company Disclosure Schedule 4.13(a)(xix) or as approved by Newco.
(c) Company Disclosure Schedule 4.13(c) sets forth a complete and accurate list of all consents, waivers, approvals or authorizations of any Person required to transfer the Material Contracts.

Section 4.14 Employee Benefits.
(a) Company Disclosure Schedule 4.14(a) sets forth a complete and correct list of: (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs maintained by the Company or to which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company or that cover Employees of the Company (the “Employee Benefit Plans”), and (ii) all “employee pension plans”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by the Company and any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with the Company under Sections 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which the Company and any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “ERISA Affiliate Plans”). Neither the Company nor any ERISA Affiliate is a party to or bound by any multiemployer plan as defined in Section 3(37) of ERISA, or has been subject to Sections 4063 or 4064 of ERISA.
(b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and ERISA Affiliate Plans (as applicable), have been delivered to Purchaser: (A) any plans and related trust documents, and all amendments thereto, (B) the most recent Forms 5500 for the past three (3) years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three (3) years, (D) the most recent IRS determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans and ERISA Affiliate Plans.
(c) Each of the Employee Benefit Plans and ERISA Affiliate Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) so qualify and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code, and, except as disclosed on Company Disclosure Schedule 4.14(c), nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.
(d) Except as reserved against or accrued on the Balance Sheet, all contributions and premiums required by Law or by the terms of any Employee Benefit Plan or ERISA Affiliate Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code, which are single employer plans, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid on or before the Closing Date.
(e) The benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each of the Employee Benefit Plans and ERISA Affiliate Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (the “PBGC”) in the event it terminated each such plan, do not exceed the combination of the fair market value of the assets of each such plan plus the liabilities accrued on the Balance Sheet. The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up have been fully discharged in full compliance with applicable Law.

(f) There has been no “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Employee Benefit Plans or ERISA Affiliate Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4041(c)(3)(C) or 4063(a) of ERISA.
(g) Neither the Company nor any ERISA Affiliate or any organization to which the Company or any ERISA Affiliate is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.
(h) None of the Employee Benefit Plans which are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required under COBRA and at the expense of the participant or the participant’s beneficiary (subject to COBRA subsidy requirements).
(i) There has been no violation of ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or ERISA Affiliate Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or ERISA Affiliate Plans.
(j) There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans or ERISA Affiliate Plans, the assets of any such plans or the Company, or the plan administrator or any fiduciary of the Employee Benefit Plans or ERISA Affiliate Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such Legal Proceeding.
(k) Each of the Employee Benefit Plans and ERISA Affiliate Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans and ERISA Affiliate Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and are disclosed on Company Disclosure Schedule 4.14(k).
(l) The Company and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code, have complied with the notice and continuation requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder.
(m) Neither the Company nor any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than the Company or any ERISA Affiliate during the five-year period ending on the Closing Date.

(n) Neither the Company, any ERISA Affiliate nor any “party in interest” or “disqualified person” with respect to the Employee Benefit Plans or ERISA Affiliate Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.
(o) Neither the Company nor any ERISA Affiliate has terminated any Employee Benefit Plan or ERISA Affiliate Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.
(p) Except as set forth on Company Disclosure Schedule 4.14(p), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee of the Company; (ii) increase the amount of compensation or benefits otherwise payable under any Employee Benefit Plan or ERISA Affiliate Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
(q) The Company is not a party to any contract, plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or ERISA Affiliate Plan, or to modify any existing Employee Benefit Plan or Pension Plan.
(r) No stock or other security issued by the Company forms or has formed a part of the assets of any Employee Benefit Plan or ERISA Affiliate Plan.
(s) Any individual who performs services for the Company (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by the Company is not an employee.
Section 4.15 Labor.
(a) Except as set forth on Company Disclosure Schedule 4.15(a) (the “Labor Contracts”), the Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to Employees of the Company. The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of the labor or collective bargaining agreements listed on Company Disclosure Schedule 4.15(a), together with all amendments, modifications or supplements thereto.
(b) Except as set forth on Company Disclosure Schedule 4.15(b), no Employees are represented by any labor organization. No labor organization or group of Employees of the Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the Knowledge of the Company, threatened by any labor organization or group of Employees.

(c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company involving any Employee. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any Employee or Former Employee.
(d) There are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or based on, arising out of, in connection with or otherwise relating to, the employment or termination of employment or failure to employ any individual by the Company. The Company is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six months prior to Closing.
Section 4.16 Litigation. Except as set forth in Company Disclosure Schedule 4.16, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company (or to the Knowledge of the Company, pending or threatened against any of the officers, directors or key Employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party, before any Governmental Authority; nor to the Knowledge of the Company is there any reasonable basis for any such Legal Proceeding. Except as set forth on Company Disclosure Schedule 4.16, the Company is not subject to any Order, settlement agreement or stipulation and the Company is not in breach or violation of any Order, settlement agreement or stipulation. Except as set forth on Company Disclosure Schedule 4.16, the Company is not engaged in any legal action to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or any Company Document or the transactions contemplated hereby or thereby.
Section 4.17 Compliance with Laws; Permits.
(a) Except as set forth on Company Disclosure Schedule 4.17(a), the Company is in compliance in all material respects with all Laws applicable to its operations or assets or the Business. Except as set forth on Company Disclosure Schedule 4.17(a), the Company has not received any written or other notice of or been charged with the violation of any Laws. To the Knowledge of the Company, the Company is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b) Company Disclosure Schedule 4.17(b) contains a list of all material Permits which are required for the operation of the Business as presently conducted and as presently intended to be conducted (the “Company Permits”) as kept by the Company’s general manager and produced to the Company. The Company currently has all material Permits that are required for the operation of the Business as presently conducted. The Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any of the Company Permits.
Section 4.18 Environmental Matters. Except as set forth on Company Disclosure Schedule 4.18 hereto and except as could not reasonably be expected to have a Material Adverse Effect with respect to the Company:
(a) the operations of the Company, with respect to the Business, are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary to operate the Business except for non-compliance that would not reasonably be expected to result in the Business incurring material Environmental Costs and Liabilities and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify or terminate any such Environmental Permit, which is necessary and material to the operation of the Business, and, to the Knowledge of the Company, no facts, circumstances or conditions currently exist that could adversely affect such continued material compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued material compliance with Environmental Laws and Environmental Permits;
(b) with respect to the Business, the Company is not the subject of any outstanding written Order or Contract with any Governmental Authority or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;
(c) no claim is pending or to the Knowledge of the Company, threatened against the Company, alleging, with respect to the Business, that the Company may be in violation of any Environmental Law or any Environmental Permit or may have any Liability under any Environmental Law including, but not limited to, claims relating to noise or odors, other than such claims that are routine in nature and would not, individually or in the aggregate, result in the Business incurring material Environmental Costs and Liabilities;
(d) to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Business or any property currently or formerly owned, operated or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Business incurring unbudgeted material Environmental Costs or Liabilities;

(e) to the Knowledge of the Company, there are no investigations of the Business, or currently or previously owned, operated or leased property of the Company pending or threatened which could reasonably be expected to lead to the imposition of any material Environmental Costs or Liabilities or Liens under Environmental Law;
(f) the transactions contemplated hereunder do not require the consent of or filings with any Governmental Authority with jurisdiction over the Company and environmental matters;
(g) there is not located at any of the Owned Property or Real Property Leases, or at any property previously owned, operated or leased by the Company during the Company’s ownership, operation or lease, any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material or (v) equipment containing polychlorinated biphenyls;
(h) the Company with respect to the Business has no residual liability with respect to abandoned or former properties, including any obligation to remove or demolish on-site structures or close wastewater lagoons or ponds, and, to the Knowledge of the Company, no Owned Property or Real Property Leases have any structures or features, including abandoned buildings or wastewater lagoons or ponds (other than those being used in compliance with Environmental Laws) requiring removal, demolition, or closure; and
(i) the Company has made available to Purchaser all material environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to any currently or previously owned, leased or operated properties of the Company or material documentation relating to pending or threatened claims or investigations pursuant to Environmental Laws, to the extent such materials are in the possession, custody or control of the Company.
Section 4.19 Insurance. The Company has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which the Company is a party or by which it is bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as are customary in the biodiesel production industry for the business, assets and properties of the Company. Set forth in Company Disclosure Schedule 4.19 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage, annual premium, and deductibles, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. Except as set forth on Company Disclosure Schedule 4.19, no event relating to the Company has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of the Company during such period. Except as noted on Company Disclosure Schedule 4.19, all such insurance will remain in full force and effect and all such insurance is assignable or transferable to Purchaser. No event has occurred, including the failure by the Company to give any notice or information, or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies.

Section 4.20 Inventories. The inventories of the Company reflected on the Balance Sheet or acquired since the Balance Sheet Date are in all material respects in good and marketable condition, and are saleable in the Ordinary Course of Business. The inventories of the Company set forth in the Balance Sheet were valued at the lower of cost or market and were properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in the Balance Sheet for excess, damaged, or other inventory not readily marketable in the Ordinary Course of Business, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.
Section 4.21 Accounts and Notes Receivable and Payable.
(a) All accounts and notes receivable of the Company have arisen from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms. All accounts and notes receivable of the Company reflected on the Balance Sheet are in all material respects good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP. All accounts and notes receivable arising after the Balance Sheet Date are in all material respects good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP. None of the accounts or the notes receivable of the Company (i) are subject to any setoffs or counterclaims in any material respect or (ii) represent obligations for goods sold on consignment or on sale-or-return basis or subject to any other repurchase or return arrangement.
(b) All accounts payable of the Company reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business.
Section 4.22 Related Party Transactions. Except as set forth on Company Disclosure Schedule 4.22, no Employee, officer, unitholder or member of the Board of Managers of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company, (iv) to the Knowledge of the Company, has any claim or cause of action against the Company or (v) to the Knowledge of the Company, owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

Section 4.23 Product Warranty; Product Liability.
(a) Except as set forth on Company Disclosure Schedule 4.23, the products produced, sold or delivered by the Company in conducting the Business have been in all material respects in conformity with all product specifications and all applicable Laws. To the Company’s Knowledge, the Company has no material Liability for damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet.
(b) The Company has no material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product produced, delivered or sold, or services rendered, by or on behalf of the Company. The Company has not committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any material product liability or material liability for breach of warranty (whether covered by insurance or not) on the part of the Company with respect to products produced or delivered, sold or installed or services rendered by or on behalf of the Company.
Section 4.24 Banks. Company Disclosure Schedule 4.24 contains a complete and correct list of (a) the names and locations of all banks in which the Company has accounts or safe deposit boxes, (b) the account numbers of all such accounts and (c) the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Company Disclosure Schedule 4.24, no person holds a power of attorney to act on behalf of the Company.
Section 4.25 Full Disclosure. No representation or warranty of the Company contained in this Agreement or any of the Company Documents and no written statement made by or on behalf of the Company to Newco, Purchaser, or REG pursuant to this Agreement or any of the Company Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance that the Company has not disclosed to Newco or Purchaser in writing which could reasonably be expected to lead Newco or Purchaser to conclude that a Material Adverse Effect with respect to the Company had occurred or was imminent.
Section 4.26 Financial Advisors. Except as set forth on Company Disclosure Schedule 4.26, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof. Any fees and expenses payable to Persons listed on Company Disclosure Schedule 4.26 shall be paid by the Company.

Section 4.27 Certain Payments. Neither the Company nor, to the Knowledge of the Company, any director, officer, employee, or other Person associated with or acting on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to the Company that has not be recorded in the books and records of the Company.
Section 4.28 Information Supplied. Subject to the accuracy of the representations and warranties of Newco and Purchaser set forth in Section 5.9, none of the information related to the Company supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion in (a) the registration statement on Form S-4 to be filed with the SEC by Newco in connection with the issuance of shares of Newco Common Stock and Newco Preferred Stock hereunder (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4, or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the joint proxy statement relating to the Company Unitholders Meeting (as amended or supplemented from time to time, the “Joint Proxy Statement”) will, on the date it is first mailed to unitholders of the Company, and at the time of the Company Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall cooperate with Newco in order that the Joint Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Newco, Purchaser and/or REG for inclusion or incorporation by reference in any of the foregoing documents.
Section 4.29 The Company’s Financial Condition. Except as set forth on Company Disclosure Schedule 4.29, no insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, in respect of the Company or any of its assets or properties are pending, or to the Knowledge of the Company, threatened, and the Company has not made any assignment for the benefit of creditors, nor taken any action with a view to the institution of any such insolvency proceedings.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF NEWCO AND PURCHASER
Each of Newco, Purchaser, and REG hereby represents and warrants to the Company that, except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure schedule relates) delivered by Newco, REG and Purchaser to the Company simultaneously with the execution of this Agreement (the “Newco Disclosure Schedule”):
Section 5.1 Organization and Good Standing. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Each of Newco and Purchaser is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized could not have, or reasonably be expected to have, a Material Adverse Effect with respect to Newco or Purchaser. Attached hereto as exhibits are true, correct and complete copies of (i) the Certificate of Incorporation of Newco (Exhibit B), (ii) the Preferred Stock Certificate of Designation of Newco (Exhibit A), and (iii) Bylaws of Newco (Exhibit C), each as in effect on the Effective Date. Purchaser has delivered to the Company true, complete and correct copies of its operating agreement as in effect on the date hereof. Between the date hereof and the Closing, without the prior consent of the Company (i) Newco shall not amend its Certificate of Incorporation, Preferred Stock Certificate of Designation or Bylaws, and (ii) Purchaser shall not amend the operating agreement of Purchaser.
(b) Newco is the owner of all of the issued and outstanding membership/equity interests of Purchaser. Other than the foregoing and except as set forth on Newco Disclosure Schedule 5.1(b), neither Newco nor Purchaser, directly or indirectly, own any stock or other equity interest in any other Person. No former Subsidiary of Newco or Purchaser had any operations, business, Liabilities or other activities that would create a Liability on the part of the Newco or Purchaser.
Section 5.2 Capital Structure. The authorized capital stock of Newco consists of 140,000,000 shares of Newco Common Stock and 60,000,000 shares of Newco Preferred Stock, 14,000,000 shares of which have been designated Series A Preferred Stock. At the close of business on the Effective Date and immediately prior to Closing, (i) 100 shares of Newco Common Stock were issued and outstanding, and (ii) no shares of Newco Preferred Stock were issued or outstanding. Newco Disclosure Schedule 5.2(i) sets forth the name of each shareholder of Newco and the number of shares of Newco Common Stock and the number of shares of Newco Preferred Stock held by each shareholder as of the Effective Date and as anticipated as of the Closing Date assuming the Closing of each of the Common Plan Agreements and further referencing that, immediately prior to the Closing of the REG Merger Agreement, the USBG Shares (as defined in the REG Merger Agreement) shall be exchanged for 700,000 shares of REG Series BB Preferred Stock in consideration of the modification as a result of the transactions contemplated by the REG Merger Agreement of the terms of the REG Series AA Preferred Stock and REG Series BB Preferred

Stock held by the USBG Group (as defined in the REG Merger Agreement) and the waiver of the accrued dividend thereon. All shares of Newco Common Stock deliverable pursuant to this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid, nonassessable and free and clear of any lien, pledge, charge, security interest, restriction, adverse claim, proxy or option (except as provided in the Certificate of Incorporation of Newco and this Agreement and under applicable federal and state securities laws) and free of preemptive rights, and all shares of Newco Preferred Stock deliverable pursuant to this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid, nonassessable and free and clear of any lien, pledge, charge, security interest, restriction, adverse claim, proxy or option (except as provided in the Certificate of Incorporation of Newco and this Agreement and under applicable federal and state securities laws) and free of preemptive rights. Except as set forth on Newco Disclosure Schedule 5.2(ii), as of the date of this Agreement and as of the Closing Date there are not any shares of capital stock, voting securities or equity interests of Newco or Purchaser issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Newco or Purchaser, including any representing the right to purchase or otherwise receive any Newco Common Stock or Newco Preferred Stock. Except as provided on Newco Disclosure Schedule 5.2(iii), as of the date of this Agreement and as of the Closing Date, (i) there are no pre-emptive rights or other similar agreements or understandings for the purchase or acquisition of any securities of Newco or Purchaser, (ii) there are no registration rights agreements or similar understanding regarding the registration of any securities of Newco or Purchaser, and (iii) the Newco Common Stock, the Newco Preferred Stock, and the membership/ownership interests of Purchaser are not subject to any voting trusts, voting agreements or other similar agreements or understandings.
Section 5.3 Authorization of Agreement. Each of Newco, REG and Purchaser has full corporate or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Newco, REG or Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Newco, REG and Purchaser of this Agreement and each Purchaser Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of each of Newco, REG and Purchaser, and no other corporate action on behalf of Newco, REG or Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Newco, REG and Purchaser, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligations of Newco, REG and Purchaser, as applicable, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.4 Conflicts; Consents of Third Parties.
(a) Except as set forth on Newco Disclosure Schedule 5.4, and assuming the filings referred to in Sections 5.4(b)(i) & (ii) are made, none of the execution and delivery by Newco, REG or Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Newco, REG and Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Newco, REG or Purchaser to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in creation of any Liens upon any of the properties or assets of Newco or Purchaser under any provision of (i) the Organizational Documents of Newco, REG or Purchaser; (ii) any Contract or Permit to which Newco, REG or Purchaser is a party or by which any of the properties or assets of Newco, REG or Purchaser are bound; (iii) any Order of any Governmental Authority applicable to Newco, REG or Purchaser or by which any of the properties or assets of Newco, REG or Purchaser are bound; or (iv) any applicable Law.
(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Newco, REG or Purchaser in connection with (i) the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Newco, REG or Purchaser with any of the provisions hereof or thereof, (ii) the consummation of the transactions contemplated hereby and thereby or the taking by Newco, REG or Purchaser of any other action contemplated hereby or thereby, or (iii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of Newco, REG or Purchaser, except for (a) the filing with the SEC of the Form S-4 and other filings required under, and compliance with other applicable requirements, of the Securities Act and the Exchange Act and applicable state securities laws and regulations, (b) filings which may be required under and compliance with the applicable requirements of the HSR Act and (c) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a Material Adverse Effect with respect to Newco, REG or Purchaser.

Section 5.5 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Newco, REG and Purchaser, threatened against Newco, REG or Purchaser (or to the Knowledge of Newco, REG or Purchaser, pending or threatened against any of the officers, directors or key employees of Newco, REG or Purchaser with respect to their business activities on behalf of Newco, REG or Purchaser), or to which Newco, REG or Purchaser are otherwise a party, before any Governmental Authority; nor to the Knowledge of Newco, REG or Purchaser is there any reasonable basis for any such Legal Proceeding. Neither Newco, REG nor Purchaser is subject to any Order, settlement agreement or stipulation and neither are any of the foregoing in breach or violation of any Order, settlement agreement or stipulation. There are no Legal Proceedings pending or, to the Knowledge of Newco, REG or Purchaser, threatened against Newco, REG or Purchaser or to which any of the foregoing is otherwise a party relating to this Agreement or any Purchaser Document, or that are reasonably likely to prohibit or restrain the ability of Newco, REG or Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.
Section 5.6 Financial Advisors. Except as set forth on Newco Disclosure Schedule 5.6 (whose fees and expenses shall be paid by Newco), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Newco, REG or Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
Section 5.7 Voting Requirements. No vote of stockholders of Newco or the holders of the membership/ownership interests of Purchaser is necessary to approve the transactions contemplated hereby.
Section 5.8 Information Supplied. Subject to the accuracy of the representations and warranties of the Company set forth in Section 4.25, none of the information supplied (or to be supplied) in writing by or on behalf of Newco, REG or Purchaser specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendments or supplements thereto are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, and (b) the Joint Proxy Statement will, on the date it is first mailed to unitholders of the Company, and at the time of the Company Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, neither Newco, REG nor Purchaser makes any representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion in any of the foregoing documents.
Section 5.9 Full Disclosure. No representation or warranty of Newco, REG or Purchaser contained in this Agreement or any of the Purchaser Documents and no written statement made by or on behalf of Newco, REG or Purchaser to the Company pursuant to this Agreement or any of the Purchaser Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance which Newco, REG or Purchaser has not disclosed to the Company in writing which could reasonably be expected to lead the Company to conclude that a Material Adverse Effect with respect to Newco, REG or Purchaser had occurred or was imminent.

Section 5.10 Beneficiary of REG Representations. The Company shall be a beneficiary of the representations and warranties of REG including the related deliveries described therein, set forth in Sections 4.1 through 4.29 of the REG Merger Agreement subject to Section 12.1 hereof. The Company Disclosure Schedules, as defined in the REG Merger Agreement, provided in connection with such representations and warranties shall be delivered by REG to the Company and shall be applicable to such representations and warranties upon the execution of this Agreement. No amendment, waiver or consent relating to such representations and warranties shall be effective for any purpose under this Agreement unless such amendment, waiver or consent is in writing and signed by the Company.
ARTICLE VI
COVENANTS
Section 6.1 Access to Information. The Company shall afford to Newco, Purchaser and REG and its and their accountants, counsel, financial advisors, environmental consultants and other representatives, and to prospective lenders, placement agents and other financing sources and each of their respective representatives, reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to their respective properties and facilities (including all real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), Books and Records, financial information (including working papers and data in the possession of the Company or its independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s systems of internal control), Contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel of the Company as Newco, Purchaser or REG shall reasonably request in connection with the transactions contemplated herein, including preparation of the Form S-4; provided, however, such investigation shall not unreasonably disrupt the Company’s operations. Similarly, Newco, Purchaser and REG shall afford to the Company and its and their accountants, counsel, financial advisors, environmental consultants and other representatives reasonable access, during normal business hours upon reasonable notice throughout the period prior to Closing, to their respective properties and facilities, Books and Records, financial information, Contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel of Newco, Purchaser and REG as the Company shall reasonably request in connection with the transactions contemplated herein; provided, however, such investigation shall not unreasonably disrupt the operations of Newco, Purchaser or REG. Prior to the Closing, each party hereto shall generally keep the other parties informed as to all material matters involving the operations and businesses of each other. The Company shall authorize and direct the appropriate directors, managers, officers and employees of the Company to discuss matters involving the operations and business of the Company with representatives of Newco, Purchaser and REG and their prospective lenders or placement agents and other financial sources. Newco, Purchaser and REG shall authorize and direct the appropriate directors, managers, officers and employees of Newco, Purchaser and REG to discuss matters involving the operations and business of Newco, Purchaser and REG with representatives of the Company and its prospective lenders or placement agents and other financial sources. All nonpublic information provided to, or obtained by, any party hereto in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the Confidentiality Agreement dated June  _____  , 2008 by and among REG and the Company and the Addendum to Confidentiality Agreement dated December 8, 2008 by and among REG and the Company (collectively the “Confidentiality Agreement”), which Confidentiality Agreement shall survive the Closing pursuant to the terms thereof; provided that Newco and the Company may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby and in connection with the Financing. Notwithstanding the foregoing, the Company shall not be required to disclose any information if such disclosure would contravene any applicable Law or any Contract which may restrict the Company’s disclosure. Newco, Purchaser and REG shall arrange with the parties to the Common Plan Agreements (other than REG) to provide the Company access to information regarding such parties on terms substantially similar to those relating to the Company’s access to information regarding Newco, Purchaser and REG provided by this Section 6.1.
Section 6.2 Conduct of the Business Pending the Closing.
(a) Except as otherwise expressly provided by this Agreement or with the prior written consent of Newco, between the date hereof and the Closing, the Company shall:
(i) conduct the Business only in the Ordinary Course of Business;
(ii) use its commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and Employees) and goodwill of the Company and (B) preserve the present relationships with Persons having business dealings with the Company (including customers and suppliers);
(iii) maintain (A) all of the assets and properties of, or used by, the Company consistent with past practice, and (B) insurance upon all of the assets and properties of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement;
(iv) (A) maintain the books, accounts and records of the Company in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable and other Liabilities set forth on the Balance Sheet in the Ordinary Course of Business utilizing normal procedures and without discounting or accelerating payment of such accounts or Liabilities utilizing all available cash and any available line of credit, and (C) comply with all contractual and other obligations of the Company;

(v) comply with the capital expenditure plan of the Company for 2009 set forth on Company Disclosure Schedule 6.2(a)(v), including making such capital expenditures in the amounts and at the times set forth in such plan;
(vi) comply in all material respects with all applicable Laws;
(vii) take steps to renew all Permits in a timely manner prior to their lapse; and
(viii) pay all maintenance and similar fees and take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of all Intellectual Property of the Company.
(b) Without limiting the generality of the foregoing, except as otherwise expressly provided by this Agreement or with the prior written consent of Newco, the Company shall not:
(i) (A) increase the salary or other compensation of any director or Employee of the Company except for normal year-end increases in the Ordinary Course of Business, (B) grant any bonus, benefit or other direct or indirect compensation to any Employee or director, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, Employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement (D) enter into any employment, deferred compensation, stay bonus, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company (or amend any such agreement) to which the Company is a party; or (E) pay or make any dividend or distribution of cash or other property with respect to the units or other equity interests of the Company;
(ii) (A) create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness except (u) the Indebtedness related to the Permitted Exceptions, (x) the Indebtedness reflected in the Balance Sheet, (y) the Indebtedness incurred in the Ordinary Course of Business since the Balance Sheet Date, or (z) the Indebtedness set forth on Company Disclosure Schedule 4.5; (B) except in the Ordinary Course of Business, pay, prepay, accelerate, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by the Company; (C) materially modify the terms of any Indebtedness or other Liability; or (D) make any loans, advances of capital contributions to, or investments in, any other Person;
(iii) subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be subjected to any Lien or otherwise encumbered, any of the Purchased Assets;
(iv) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets (except for fair consideration in the Ordinary Course of Business) of the Company;

(v) except as provided in Section 6.6 hereof, enter into or agree to enter into any merger or consolidation with any Person, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any Person;
(vi) cancel or compromise any debt or claim, or waive or release any material right of the Company except in the Ordinary Course of Business;
(vii) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization with respect to any Employee;
(viii) introduce any material change with respect to the operation of the Business, including any material change in the types, nature, composition or quality of products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products;
(ix) enter into any transaction or enter into, modify or renew any Contract which by reason of its size or otherwise is not in the Ordinary Course of Business;
(x) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of Newco or Purchaser, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;
(xi) terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property License, other than in the Ordinary Course of Business or (B) Permit;
(xii) settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $50,000;
(xiii) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;
(xiv) take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;
(xv) amend the operating agreement of the Company;
(xvi) agree to materially increase Liabilities from the amounts set forth on the Balance Sheet except in the Ordinary Course of Business under loan or credit agreements or arrangements up to the maximum amounts and other terms as in effect on the date of this Agreement; or

(xvii) agree to do anything (A) prohibited by this Section 6.2, (B) that would make any of the representations and warranties of the Company in this Agreement or any of the Company Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (C) that could be reasonably expected to have a Material Adverse Effect with respect to the Company.
Section 6.3 Consents. Newco, Purchaser, REG and the Company shall each use its commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers, approvals and notices that are required to consummate, or in connection with, the transactions contemplated by this Agreement as set forth on Company Disclosure Schedule 6.3, including the consents, waivers, approvals and notices referred to in Section 4.3(b) and Section 5.4(b) hereof (except for such matters covered by Section 6.4, which are covered in that Section). All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to each party hereto, and executed counterparts of such consents, waivers and approvals shall be delivered to each party hereto promptly after receipt thereof, and copies of such notices shall be delivered to each party hereto promptly after the making thereof.
Section 6.4 Regulatory Approvals.
(a) Each of Newco, Purchaser, REG and the Company shall use their respective commercially reasonable efforts to (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby and by the Common Plan Agreements, as appropriate, as promptly as practicable, including seeking early termination, and, in any event, within ten (10) Business Days after the date of this Agreement in the case of all filings required under the HSR Act and within four (4) weeks in the case of all other filings required by other Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by either of them or any of their respective Subsidiaries or Affiliates from the U.S. Federal Trade Commission (“FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other Governmental Authority in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. Newco shall be responsible for all filing fees and expenses associated with the required filings under the HSR Act and all responses to any request by the FTC, the Antitrust Division or any other Governmental Authority. Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto shall consult and cooperate with one another in connection with the matters described in this Section 6.4, including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.

(b) Each of Newco, Purchaser, REG and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, Newco, Purchaser, REG and the Company shall use commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal, unless, by mutual agreement, Newco and the Company decide that litigation is not in their respective best interests. Each of Newco, Purchaser, REG and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary provided herein, neither Newco, Purchaser or the Company nor any of their respective Affiliates shall be required, in connection with the matters covered by this Section 6.4, (i) to pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (ii) to commence litigation (as opposed to defend litigation), (iii) to hold separate (including by trust or otherwise) or divest any of its or its Affiliates’ businesses, product lines or assets, or any of the Purchased Assets, (iv) to agree to any limitation on the operation or conduct of the Business, or (v) to waive any of the conditions to this Agreement set forth in Section 8.1 or 8.2.
Section 6.5 Further Assurances. Subject to, and not in limitation of, Section 6.4, each of the Company, Newco, REG and Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to fulfill its obligations under this Agreement, including, without limitation, execution and delivery of the bill of sale and other documents and instruments of transfer, deeds, consents, waivers and approvals, assignment and assumption agreements, power of attorney, MOSA termination, releases, the Registration Rights Agreement and the Rule 145 Agreements to which the Company, Newco, REG and/or Purchaser is a party.

Section 6.6 No Solicitation by the Company; Etc.
(a) The Company shall, and shall cause its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and shall use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company or its Representatives. The Company shall not, and shall cause its Representatives not to, directly or indirectly (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal; provided, however, that if after the date hereof the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement, and the Board of Directors of the Company reasonably determines in good faith that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and with respect to which such Board determines in good faith, after considering applicable provisions of state law and after consulting with and receiving the advice of outside counsel, that the taking of such action is necessary in order for such Board to comply with its fiduciary duties to the Company’s unitholders under Iowa law, then the Company may, at any time prior to obtaining the Company Unitholder Approval (but in no event after obtaining the Company Unitholder Approval) and after providing Newco not less than two (2) Business Days written notice of its intention to take such actions (A) furnish information with respect to the Company to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Newco of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Newco all such information not previously provided to Newco, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Representatives shall be deemed to be a breach of this Section 6.6 by the Company. The Company shall provide Newco with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 48 hours after the execution thereof.
(b) In addition to the other obligations of the Company set forth in this Section 6.6, the Company shall promptly advise Newco orally, and within 48 hours advise Newco in writing after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Newco, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Newco fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Newco with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 6.6(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Newco or Purchaser, the Company Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the transactions contemplated hereby or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 6.6(a)). Notwithstanding the foregoing, the Board of Directors of the Company may withdraw or modify the Company Board Recommendation if they determine such withdrawal or modification is necessary in the exercise of their fiduciary duties, or recommend a Takeover Proposal, if such Board determines in good faith that such Takeover Proposal is a Superior Proposal; provided, however, that no Company Adverse Recommendation Change may be made in response to a Superior Proposal until after the fifth (5th) Business Day following Newco’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than five (5) Business Days prior to the Company Unitholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable) from the Company (a “Company Adverse Recommendation Notice”) advising Newco that the Board of Directors of the Company intends to make such Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new five (5) Business Day period (unless at the time such notice is otherwise required to be given there are less than five (5) Business Days prior to the Company Unitholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable)). In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Directors of the Company shall take into account (i) any changes to the terms of this Agreement proposed by Newco in writing (in response to a Company Adverse Recommendation Notice or otherwise) and (ii) the amount of the Termination Fee and Expenses payable to Newco hereunder in determining whether such third party Takeover Proposal still constitutes a Superior Proposal.

(d) For purposes of this Agreement:
“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Newco and its Subsidiaries or REG and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company equal to 15% or more of the Company’s assets or to which fifteen percent (15%) or more of the Company’s revenues or earnings are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of fifteen percent (15%) or more of any class of equity securities of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; in each case, other than the transactions contemplated by this Agreement.
“Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or all or substantially all of the assets of the Company, or to merger or consolidate with the Company, made by a third party, which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor) to be more favorable to the Company’s unitholders than the transactions contemplated by this Agreement, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Newco in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).
Section 6.7 Non-Competition; Non-Solicitation; Confidentiality.
(a) For a period from the Closing Date until the fifth (5th) anniversary of the Closing Date, neither the Company nor any of its Subsidiaries shall, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the Business or that otherwise competes with the Business (a “Restricted Business”). The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Newco, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.
(b) For a period from the Closing Date to the fifth (5th) anniversary of the Closing Date, neither the Company nor any of its Subsidiaries shall: (i) cause, solicit, induce or encourage any Employees of the Company to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former customer of the Company and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.

(c) The covenants and undertakings contained in this Section 6.7 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.7 will cause irreparable injury to Newco, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6.7 will be inadequate. Therefore, Newco will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.7. The rights and remedies provided by this Section 6.7 are cumulative and in addition to any other rights and remedies which Newco may have hereunder or at law or in equity.
(d) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.7 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.
(e) The Company shall use its commercially reasonable efforts to obtain the agreement of the Subsidiaries of the Company to the provisions of this Section 6.7 in form and content reasonably satisfactory to Newco.
Section 6.8 Preservation of Records. Newco agrees that it shall preserve and keep the records held by it or its Affiliates relating to the Business for a period equal to the same period as it determines to be prudent for its own records of a similar type, but in no event less than the applicable statutes of limitation for federal and state income tax purposes with respect to tax records used or useful for tax and accounting purposes, and shall make such records and personnel available to the Company or its members as may be reasonably required by the Company or its members in connection with, among other things, preparation and filing of tax returns and related matters, any insurance claims by, legal proceedings against or governmental investigations of the Company or any of its Affiliates or members or in order to enable the Company to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Newco wishes to destroy (or permit to be destroyed) such records after that time, Newco shall first give ninety (90) days prior written notice to the Company and the Company shall have the right at its option and expense, upon prior written notice given to Newco within that ninety-day period, to take possession of the records within one hundred eighty (180) days after the date of such notice.
Section 6.9 Publicity. None of the Company, REG, Newco or Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of REG, Newco, Purchaser or the Company, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Newco or the Company lists securities; provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

Section 6.10 Environmental Matters.
(a) The Company shall permit, at Newco’s expense, Newco and Newco’s environmental consultant to conduct such investigations (including investigations known as “Phase I” Environmental Site Assessments and, only if mutually agreed to by the Company and Newco, “Phase II” Environmental Site Assessments) of the environmental conditions of any real property owned, operated or leased by or for the Company and the operations thereat (subject to any limitations contained in valid, previously executed leases) as Newco, in its reasonable discretion, shall deem necessary or prudent (“Newco’s Environmental Assessment”). Newco’s Environmental Assessment shall be conducted, at Newco’s expense, by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of the Company. Newco shall provide copies of reports and results of all investigations conducted by or on behalf of Newco promptly after receipt thereof. Newco shall be responsible for the repair of any damage (except as a result of any pre-existing contamination) caused by such investigations and shall restore the affected property or reimburse the Company for such damage and the repair and restoration thereof as reasonably determined by the Company. Newco shall indemnify the Company for any loss (except as a result of any pre-existing contamination), including claims of lessors and other parties, resulting from such investigations.
(b) The Company shall promptly file or cooperate with Newco in filing all materials required by Environmental Laws as a result of or in furtherance of the transactions contemplated hereunder, including, but not limited to any notifications or approvals required under environmental property transfer laws, and all requests required or necessary for the transfer or re-issuance of Environmental Permits required to conduct the Business after the Closing Date. Newco shall cooperate in all reasonable respects with the Company with respect to such filings and Environmental permit activities.
Section 6.11 Cooperation with Indebtedness Renegotiation. The terms and conditions of the Indebtedness of the Company set forth on Company Disclosure Schedule 6.11 shall be renegotiated on terms and conditions deemed acceptable to REG in its sole discretion, and all such Indebtedness shall be assumed by Purchaser and not by Newco. The Company shall provide such assistance and cooperation as REG, Newco and their Affiliates may reasonably request in connection with the renegotiation of the Indebtedness of the Company, including (a) making senior management of the Company reasonably available for customary syndication presentations and meetings and presentations with rating agencies and lenders or other proposed financing sources and (b) cooperating with prospective lenders or other proposed financing sources in performing their due diligence.

Section 6.12 Monthly Financial Statements. As soon as reasonably practicable, but in no event later than forty-five (45) days after the end of each calendar month during the period from the date hereof to the Closing, the Company shall provide Newco with (a) unaudited monthly financial statements, including the balance sheet and related statement of income and cash flows, of the Company (such statements to be prepared by the Company in accordance with GAAP consistent with past practice in each case without footnotes) and (b) operating or management reports (such reports to be in the form prepared by the Company in the Ordinary Course of Business) for such preceding month (such financial statements, the “Company Monthly Financial Statements”). At or as close to reasonably practicable prior to Closing, Company shall provide Parent with the Final Closing Balance Sheet. As soon as reasonably practicable, but in no event later than forty-five (45) days after the end of each calendar month (or as soon as practicable if and when such financial statements are received by Newco or REG from the parties to the Common Plan Agreements other than REG) during the period from the date hereof to the Closing, Newco or REG shall provide the Company with unaudited monthly financial statements, including the balance sheet and related statement of income and cash flows, of Newco, Purchaser and REG and the other respective parties to the Common Plan Agreements (such statements to be prepared in accordance with GAAP consistent with past practice in each case without footnotes) (such financial statements, the “Newco Monthly Financial Statements”); provided, however, the monthly financials for Newco, Purchaser and REG for February and March, 2009 shall not be required to be delivered until May 26, 2009.
Section 6.13 Notification of Certain Matters. The Company shall give notice to Newco and Newco and REG shall give notice to the Company, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it or under any of the Common Plan Agreements by any of the other parties thereto to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or any of the other parties under any of the other Common Plan Agreements or (c) the institution of or the threat of institution of any Legal Proceeding against the Company, Newco, Purchaser or REG or any of the other parties under any of the other Common Plan Agreements related to this Agreement or the transactions contemplated hereby; provided, that the delivery of any notice pursuant to this Section 6.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.
Section 6.14 Newco Board of Directors. On the Closing Date, Newco shall take such actions as are reasonably necessary to elect the nominee of the Company designated by the Company prior to Closing, to Newco’s Board of Directors, to serve until the expiration of the restrictions set forth in Article X of the Certificate of Incorporation and until his successor is elected and qualified, or if earlier, until his earlier death, resignation or removal.

Section 6.15 Preparation of the Form S-4 and the Joint Proxy Statement; Unitholder and Stockholder Meetings.
(a) As soon as practicable following the date of this Agreement, the Company, Newco, REG and the other parties to the Common Plan Agreements shall prepare, with the cooperation of the Company, REG and the other parties to the Common Plan Agreements, and file with the SEC the Joint Proxy Statement and Newco shall prepare and Newco shall file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company, REG and Newco shall, and shall cause their accountants and lawyers to use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, including causing their accountants to deliver necessary or required instruments such as opinions, consents, certificates and comfort letters, each in customary form and covering such matters of the type customarily covered by such documents. The Company shall use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to the unitholders of the Company and REG shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed or otherwise delivered in accordance with Law to the stockholders of REG, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Newco shall also, at Newco’s expense, take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of Newco Common Stock and Newco Preferred Stock, and the Company shall furnish all information concerning the Company and the unitholders of the Company as may be reasonably requested by Newco in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Newco, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by the Company, REG or Newco, in each case without providing the other parties a reasonable opportunity to review and comment thereon. If at any time prior to the time the Form S-4 is declared effective under the Securities Act any information relating to the Company, REG or Newco, or any of their respective Affiliates, directors or officers, should be discovered by the Company, REG or Newco which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the unitholders of the Company and the stockholders of REG. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Form S-4. Preparation of the Form S-4 and the Joint Proxy Statement under this Agreement shall be effectuated in conjunction with the required S-4 and Joint Proxy Statement required under the Related Transactions.

(b) The Company shall, as soon as practicable following the date of this Agreement subject to compliance with SEC requirements and compliance with the requirements of the Company’s operating agreement and applicable Law, establish a record date for, duly call, give notice of, convene and hold a special meeting of its unitholders (the “Company Unitholders Meeting”) for the purpose of obtaining the Company Unitholder Approval. Subject to Section 6.6(c) hereof, the Company shall, through its Board of Directors, recommend to its unitholders adoption of this Agreement (the “Company Board Recommendation”). The Joint Proxy Statement shall include a copy of the Company Board Recommendation. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 6.15(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of the Company Board Recommendation or such Board of Directors’ or such committee’s approval of this Agreement; provided, further, however, that if the Board of Directors of the Company withdraws or modifies such recommendation due to any reason other than a reason or reasons arising from a Material Adverse Effect with respect to Newco, Purchaser or REG, the Company shall pay Newco a Termination Fee to the extent provided for in Section 9.4.
Section 6.16 Transfer of Certificates of Title. At Closing, the Company shall deliver to Purchaser certificates of title to the assets listed on Company Disclosure Schedule 6.16 to be transferred to Purchaser.
Section 6.17 Agreements of Rule 145 Affiliates. At least five (5) Business Days prior to the Closing Date, the Company shall cause to be prepared and delivered to Newco a list identifying all persons who it believes may be deemed to be “affiliates” of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). The Company shall use its commercially reasonable efforts to cause each person who is identified as its Rule 145 Affiliate in such list to deliver to Newco, at or prior to the Closing Date, a written agreement, in substantially the form attached hereto as Exhibit D. Newco shall be entitled to place restrictive legends on any shares of Newco Common Stock or Newco Preferred Stock issued (i) to such Rule 145 Affiliates and (ii) to any other Persons who it reasonably believes may be deemed to be “affiliates” of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, pursuant to the Transaction.
Section 6.18 Legend.
The Company understands and agrees that each of the certificates evidencing Newco Common Stock and Newco Preferred Stock to be acquired hereunder may bear the following legends:
“THE SALE OR TRANSFER OF SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE RESTRICTIONS IN ARTICLE X OF THE CERTIFICATE OF INCORPORATION OF REG NEWCO, INC. (THE “CORPORATION”), AND ANY AMENDMENTS THERETO, COPIES OF WHICH ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO THE CORPORATION. THE CORPORATION WILL FURNISH TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST A FULL STATEMENT OF THE DESIGNATIONS, PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS OF THE SHARES OF EACH CLASS OF SHARES AUTHORIZED TO BE ISSUED BY THE CORPORATION.”

Section 6.19 Release under MOSA. Effective at Closing, REG and the Company each hereby releases and discharges the other and their respective officers, directors, agents, stockholders, subsidiaries and Affiliates, including, but not limited to REG Services Group, LLC and REG Marketing and Logistics Group, LLC, from any claim, liability, loss, damage and expense arising under or by reason of the Management and Operational Services Agreement dated August 22, 2006 by and between the Company and REG, and the First Amendment to Management and Operational Services Agreement dated September 26, 2006 by and between the Company and REG (together, the “MOSA”) through the Closing Date, whether known or unknown, foreseen or unforeseen, or which may hereafter appear or develop, including, but not limited to, any claim, liability, loss, damage or expense for breach or indemnification.
Section 6.20 Updating of Schedules. From time to time prior to the Closing Date, Newco, Purchaser, REG and the Company shall promptly amend or supplement the Disclosure Schedules to reflect any events or circumstances that occur or arise between the date hereof and the Closing Date and that, if existing or occurring on the date of this Agreement, would have been required to be disclosed on such Schedule in order to make the representations and warranties of the respective party true and correct; provided, however, that no such amendment or supplement made by a party shall have any effect for the purpose of determining the satisfaction of the conditions to the obligations of the other party hereunder or excuse the breach of a covenant by a party hereunder.
Section 6.21 REG Covenants. In addition to the covenants made by REG in this Article VI, the Company shall be a beneficiary of the covenants and agreements of REG set forth in Sections 6.2 through 6.6, 6.11, 6.12 and 6.14(b) of the REG Merger Agreement. The Company Disclosure Schedules, as defined in the REG Merger Agreement, provided in connection with such covenants and agreements, shall be delivered by REG to the Company and shall be applicable to such covenants and agreements upon the execution of this Agreement. No amendment, waiver or consent relating to such covenants and agreements shall be effective for any purpose under this Agreement unless such amendment, waiver or consent is in writing and signed by the Company.

Section 6.22 Payment of Ongoing Costs. The Company hereby agrees to use commercially reasonable efforts to distribute to its unitholders the Newco Common Stock and Newco Preferred Stock received pursuant to this Agreement and to liquidate, wind down and dissolve the Company or otherwise terminate its limited liability company existence as soon as possible at or following the Closing, but in no event later than one hundred eighty (180) days following Closing. Until the Company is dissolved or otherwise terminated, Newco shall pay the following ongoing costs related to the Company (the “Ongoing Costs”):
(a)
the premiums for director and officer insurance, including the purchase of a tail coverage or extended reporting policy upon expiration of the existing policy on May 10, 2010; provided, however, the obligation of Newco shall be limited to a premium amount of no more than $222,000 and provided further, Newco in its sole discretion shall be entitled to elect in lieu of the purchase of such tail insurance coverage to provide director and officer indemnification, including legal expenses, from REG Newton, LLC to the officers and directors of the Company to the full extent as permitted and as provided in the Iowa Business Corporation Act up to a maximum indemnification obligation of $1,000,000 for one year through May 10, 2011;

(b)	expenses for regular board meetings, including related board attendance fees and meeting/travel costs;
(c)	ongoing professional fees, including legal, accounting and audit fees as provided on Company Disclosure Schedule 4.13(a)(xix);
(d)	costs associated with filing required reports and filings under the Exchange Act, including filing and printer fees;

(e)	the premiums for other required insurance; and
(f)
costs associated with continuing the Company’s existence and the Company’s dissolution, termination or wind-down, including, without limitation, costs associated with temporary clerical staff, office supplies and postage costs, bank charges, and registered agent fees in states in which the Company is licensed to do business.

Newco and the Company shall mutually agree upon all Ongoing Costs prior to the Company incurring such costs, and the Company agrees to use commercially reasonable efforts to minimize Ongoing Costs.
Section 6.23 Payment of Professional Service Providers and other Costs. The Company agrees to pay, prior to or at the time of Closing, all fees and costs of any Professional Service Provider of the Company to the extent of the Company’s available cash. At Closing, Newco shall pay all fees and costs of any Professional Service Provider of the Company that have not been previously paid by the Company as provided on Company Disclosure Schedule 4.13(a)(xix). Notwithstanding the foregoing, in the event the transaction contemplated by this Agreement does not close, payment of the fees and costs of the Professional Service Providers of the Company will remain the sole obligation of the Company.

Section 6.24 Protective Tax Election. The Company and Newco shall make a protective election under Section 362(e)(2)(C) of the Code as provided in Proposed Treasury Regulation § 1.362-4(c)(1) and Notice 2005-70, 2005-2 CB 694 such that if the basis of the Company assets is greater than their fair market value at the time of the Transaction, the basis of said assets shall not be reduced and instead the basis of Newco stock issued in the Transaction is reduced. The Company and Newco agree to cooperate to perfect said protective election if it is determined that the basis of the Company assets is in excess of their fair market value. The Company and Newco shall attach such statements as they mutually agree to their income tax returns as are necessary to make said protective election, to perfect such protective election if necessary, or to make an election under Section 362(e)(2)(C) of the Code if by the time said returns are filed such an election is necessary because the Company and Newco have determined at the time of the Transaction that the fair market value of the Company assets was less than their basis. Notwithstanding the foregoing, the Company and Newco agree that a protective election will not be made if the Company and Newco determine that Section 362(e)(2) of the Code does not apply to the Transaction pursuant to Proposed Treasury Regulation § 1.362-4(b)(6) or for any other reason.
ARTICLE VII
EMPLOYEES AND EMPLOYEE BENEFITS
Section 7.1 Employment. Prior to the Closing, Purchaser shall deliver, in writing, an offer of employment on an “at will” basis to the Employees of the Company who are not covered by any of the Labor Contracts disclosed in Company Disclosure Schedule 4.15(a). Each such offer of employment shall be at the same salary or hourly wage rate and position in effect immediately prior to the Closing Date. The Employees who accept Purchaser’s “at will” employment offer by the Closing Date are hereinafter referred to as the “Transferred Employees.” Subject to applicable Laws, after the Closing Date, Purchaser shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).
Section 7.2 Standard Procedure. Pursuant to Section 4 of Revenue Procedure 2004-53 I.R.B. 2004-34, (a) Purchaser and the Company shall report on a predecessor/successor basis as set forth therein, (b) the Company will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (c) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by the Company.
Section 7.3 Employee Benefits. Following the Closing, Purchaser shall provide the Transferred Employees with benefits under Purchaser’s then existing employee benefit plans that are comparable, in the aggregate, to the benefits, policies and procedures provided by REG immediately prior to the Closing or employee benefit plans of REG that are assumed by Newco pursuant to the Merger Agreement (collectively, the “Purchaser Plans”). Purchaser shall cause Transferred Employees to be credited with service with the Company for vesting and eligibility under the Purchaser Plans and solely under the Company’s defined benefit plan for benefit accruals with respect to accrued benefit obligations. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring any compensation or employee benefit plans, programs or arrangements to continue to be maintained by Purchaser with respect to the Transferred Employees for any specified period after the Closing Date.

ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.1 Conditions Precedent to Obligations of Newco and Purchaser. The obligations of Newco and Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Newco and Purchaser in whole or in part to the extent permitted by applicable Law):
(a) the representations and warranties of the Company set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, in the event of any breach of a representation or warranty of the Company set forth in this Agreement, the condition set forth in this Section 8.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together could reasonably be expected to have a Material Adverse Effect on the Company;
(b) the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date;
(c) there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect on the Company;
(d) Newco shall have received a certificate signed by the senior non-management officer of the Company, in form and substance reasonably satisfactory to Newco, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.1(a)-(c) have been satisfied in all respects;
(e) with respect to each Owned Property, Newco shall have received a binding commitment from a title company of Newco’s choice, the costs of which will be borne one-half by Newco and one-half by the Company (except as provided in Section 2.3 with respect to Assumed Liabilities of Purchaser), to issue a policy of title insurance on such Owned Property, which shall show title thereto to be in the condition represented by the Company herein, shall contain exceptions only for Permitted Exceptions (all Liens, other than Permitted Exceptions, including all Liens set forth on Company Disclosure Schedule 4.10(a)(i)(A), being satisfied by the Company prior to Closing, and satisfactory evidence thereof provided to Newco and its title company on or before Closing), and shall show no rights of occupancy or use by third parties other than tenants under Real Property Leases, no encroachments, and no gaps in the chain of title, the cost of the cure of which shall be borne by the Company;

(f) Newco shall have received, from Newco’s surveyor, an ALTA/ACSM Class A Land Title Survey with respect to each Owned Property, which reflects the location of all improvements and easements and that all improvements are located with the boundaries of the Owned Property and that no encroachments exist, the cost of which surveys shall be borne equally by the Company and Newco (except as provided in Section 2.3 with respect to Assumed Liabilities of Purchaser);
(g) the Company shall have delivered to Newco’s title company any certifications, gap and lien indemnities and title and survey affidavits, commonly delivered in transactions involving the sale of real property in which title insurance is purchased, as may be requested by the title company in connection with the issuance of title insurance for Newco or its lenders, together with copies of formation documents, incumbency certificates, certificates of good standing and consents or resolutions as are reasonably requested by said title company;
(h) there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
(i) (i) if applicable, the waiting period under the HSR Act shall have expired and the Company shall have obtained any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority set forth on Company Disclosure Schedule 4.3(b) required to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated hereby and (ii) Newco, Purchaser, REG and the Company shall have obtained all consents waivers and approvals under all Antitrust Laws and those consents, waivers and approvals referred to in Section 4.3(b) hereof in a form satisfactory to Newco;
(j) the Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and all registrations or qualifications required under state securities laws for issuance of Newco Shares shall have been received;
(k) the Company Unitholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company and the Company Stockholder Approval (as defined in the REG Merger Agreement) of REG shall have been obtained in accordance with applicable law and the Organizational Documents of REG;
(l) the Company shall have provided Newco with an affidavit of non-foreign status of the Company that complies with Section 1445 of the Code (a “FIRPTA Affidavit”);

(m) Newco and Purchaser shall have obtained working capital financing for the operation of the Facility and Newco shall have obtained a senior credit facility or other working capital lending arrangement, in each case in such amounts and on the terms and conditions reasonably satisfactory to Newco (together such Facility financing and senior credit facility or working capital lending arrangement, the “Financing”);
(n) the Indebtedness of the Company being assumed by Purchaser shall have been renegotiated on terms and conditions deemed acceptable by Newco in its sole discretion and the Senior Lender shall have consented to the Transaction and the transactions contemplated hereby;
(o) the Company shall have delivered, or caused to be delivered, to Purchaser a duly executed bill of sale in the form of Exhibit F hereto and other documents and instruments of transfer reasonably requested by Purchaser or Purchaser’s title company;
(p) the Company shall have delivered, or cause to be delivered, to Purchaser duly executed general warranty deeds in forms appropriate for each state in which Owned Real Property is located (other than for the Excluded Properties) and, if requested by Purchaser, separate assignments for the Real Property Leases; provided, however, that the Company may deliver special warranty deeds in lieu of general warranty deeds for certain Owned Real Property if title insurance has been obtained for such Owned Real Property;
(q) the Company shall have obtained the issuance, reissuance or transfer of all Permits (including Environmental Permits) set forth on Company Disclosure Schedule 4.17(b) which are potentially obtainable prior to the transfer of the Purchased Assets for Purchaser to conduct the operations of Business as of the Closing Date, and the Company shall have satisfied all property transfer requirements arising under Law, including Environmental Laws;
(r) the Company shall have obtained the appropriate consents required under incentives from Governmental Authorities related to the Facility which are set forth on Company Disclosure Schedule 8.1(r) and REG shall have obtained the appropriate consents under incentives from Governmental Authorities related to its facilities;
(s) the Company shall have delivered, or caused to be delivered, to Purchaser a duly executed assignment and assumption agreement in the form of Exhibit G hereto and duly executed assignments of the registrations and applications included in the Intellectual Property, in a form reasonably acceptable to Purchaser and suitable for recording in the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent foreign agency, as applicable, and general assignments of all other Intellectual Property;
(t) the Company shall have delivered, or caused to be delivered, to Purchaser, a duly executed power of attorney in the form of Exhibit H hereto;
(u) the Company shall have delivered, or caused to be delivered, to Newco an opinion of Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C., counsel to the Company, in form and content reasonably satisfactory to Newco;

(v) the Company shall have delivered to REG a termination providing that the MOSA is terminated as of the Closing Date and that neither of the parties thereto shall have any right, claim or liability after the Closing Date under or by reason of the MOSA;
(w) the Company shall have delivered, or caused to be delivered, to Newco an opinion of Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C., counsel to the Company, that the Company (i) has been properly treated as a partnership for Federal tax purposes, and has not made an election to be treated as a corporation and (ii) has not been a “publicly traded partnership” within the meaning of Section 7704 of the Code in form and content reasonably satisfactory to Newco;
(x) the Company shall have delivered all instruments and documents necessary to release any and all Liens, other than Permitted Exceptions, on the Purchased Assets, including appropriate UCC financing statement amendments (termination statements);
(y) REG shall have received terminations of the existing REG stockholder and registration rights agreements set forth in Section 7.1(l) of the REG Merger Agreement;
(z) REG shall have received written consent from the holders of REG preferred stock waiving all Accrued Dividends (as defined in the respective certificates of designation for such REG preferred stock) as of the Closing Date pursuant to the respective certificates of designation for each series of REG preferred stock;
(aa) the Company shall have delivered, or caused to be delivered, to Newco copies of all consents, waivers and approvals referred to in Section 8.1(i)(ii);
(bb) Newco shall have received full executed originals of the Newco Registration Rights Agreement, Newco BCA Registration Rights Agreement, Newco Stockholder Agreement and the Rule 145 Affiliate Agreements required by 6.17 hereof and such other documents as Newco may reasonably request;
(cc) Newco shall have approved in writing any material increase in the Company’s Liabilities from those reflected on the Balance Sheet to those reflected in the Final Closing Balance Sheet other than Liabilities incurred under loan or credit agreements or arrangements in effect on the date of this Agreement and otherwise in the Ordinary Course of Business;
(dd) not more than one percent (1%) of the outstanding shares of REG immediately prior to the Effective Time as defined in the REG Merger Agreement shall have exercised appraisal rights unless such exercise has been properly denied, withdrawn or lost under Delaware law; and
(ee) on or before May 31, 2009, Newco and Senior Lender shall have reached an agreement to renegotiate the Indebtedness; provided, however, that in the event Newco and Senior Lender shall have failed to agree to renegotiate and Senior Lender shall have failed to deliver its consent to the Transaction by May 31, 2009, Newco shall have seven (7) days to exercise its right to terminate for failure to meet the condition set forth in this Section 8.1(ee); and further provided that Newco’s failure to exercise its rights to terminate within the applicable time frame in this Section 8.1(ee) shall be deemed a waiver of the condition in this Section 8.1(ee).

Section 8.2 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):
(a) the representations and warranties of Newco, REG and Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, in the event of any breach of a representation or warranty of Newco, REG or Purchaser set forth in this Agreement, the condition set forth in this Section 8.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together could reasonably be expected to have a Material Adverse Effect on Newco, REG or Purchaser;
(b) the representations and warranties of the parties to the other Common Plan Agreements (other than REG) qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Effective Date and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, that in the event of any breach of a representation or warranty of any party to the Common Plan Agreements (other than REG) as set forth in the Common Plan Agreements on the date of this Agreement, the conditions set forth in this Section 8.2(b) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together could reasonably be expected to have a Material Adverse Effect on the party making such representation or warranty; and provided further that such condition shall not apply if the transaction contemplated by the Common Plan Agreement under which such breach occurs does not close and such Common Plan Agreement has been irrevocably terminated by REG and Newco;
(c) Newco, Purchaser and REG shall have performed and complied in all material respects with all obligations and agreements required by this Agreement and in the Merger Agreement to be performed or complied with by Newco, Purchaser and REG on or prior to the Closing Date, and the parties to the Common Plan Agreements (other than REG) shall have performed and complied in all material respects with all obligations and agreements required by the Common Plan Agreements to be performed or complied with by such parties on or prior to the Closing Date; provided, however, that in the event of any failure to perform or comply by any party to the Common Plan Agreements (other than REG) as set forth in the Common Plan Agreements on the date of this Agreement, the conditions set forth in this Section 8.2(c) shall be deemed satisfied unless the effect of all such failures to perform or comply taken together could reasonably be expected to have a Material Adverse Effect on the Company; and provided further that such condition shall not apply if the transaction contemplated by the Common Plan Agreement under which such failure occurs does not close and such Common Plan Agreement has been irrevocably terminated by REG and Newco;

(d) there shall not have occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect on Newco, Purchaser or REG; provided, however, the failure to close of any of the other Common Plan Agreements other than the REG Merger Agreement shall not be deemed a Material Adverse Effect on Newco, Purchaser or REG;
(e) the Company shall have received certificates signed by the Chief Executive Officer of each of Newco, REG and Purchaser, in form and substance reasonably satisfactory to the Company, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.2(a) and (d) and the conditions specified in Sections 8.2(b)-(c) specifically applicable to Newco, REG or Purchaser have been satisfied in all respects;
(f) there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
(g) if applicable, the waiting period under the HSR Act shall have expired and Newco shall have obtained any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority set forth on Newco Disclosure Schedule 5.4 required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and Newco, Purchaser, REG and the Company shall have obtained all consents, waivers and approvals under all Antitrust Laws and those consents, waivers and approvals referred to in Section 5.4(b) hereof in a form satisfactory to the Company;
(h) the Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and all registrations or qualifications required under state securities laws for issuance of Newco Shares shall have been received and Newco shall have the authority and unrestricted right to issue, and shall have issued, the Newco Common Stock and the Newco Preferred Stock to the Company as contemplated by this Agreement;
(i) the Company Unitholder Approval shall have been obtained in accordance with applicable Law and Organizational Documents of the Company;

(j) the closing of the REG Merger Agreement shall have been effectuated contemporaneously with or prior to the Closing of this Agreement;
(k) Newco, Purchaser and REG shall have delivered, or caused to be delivered, to the Company an opinion of Nyemaster, Goode, West, Hansell & O’Brien, P.C., counsel to Newco, Purchaser and REG, in form and content reasonably satisfactory to the Company;
(l) Newco, Purchaser and REG shall have delivered, or caused to be delivered, to the Company an opinion of Nyemaster, Goode, West, Hansell & O’Brien, P.C., counsel to Newco, Purchaser and REG, that (a) the Company will not recognize any gain or loss for federal income tax purposes as a result of the Transaction, except to the extent (i) the amount of the Assumed Liabilities exceeds the Company’s basis in the Purchased Assets, and (ii) the Company uses any Parent Shares to satisfy Company liabilities and (b) the Company Unitholders receiving Parent Shares hereunder will not recognize gain or loss for federal income tax purposes as a result of the Transaction, except to the extent a Company Unitholder’s proportionate share of the Company liabilities exceeds the Company Unitholder’s basis in his or her Company membership units, in form and content reasonably satisfactory to the Company;
(m) the Company shall have received the written consent and agreement of the Company’s senior lender, AgStar (“Senior Lender”) to the assignment and assumption by Purchaser of the Indebtedness owed to Senior Lender and shall have received the appropriate consents required from any other party holding Indebtedness of the Company for the assignment and assumption of the Indebtedness to Purchaser;
(n) the Purchaser shall have delivered, or caused to be delivered, to the Company a duly executed assignment and assumption agreement in the form of Exhibit G hereto related to the assumption by Purchaser of the Assumed Liabilities of the Company;
(o) REG shall have delivered to the Company a termination providing that the MOSA is terminated as of the Closing Date and that neither of the parties thereto shall have any right, claim or liability after the Closing Date under or by reason of the MOSA;
(p) Newco and Purchaser shall have obtained the Financing in such amounts and on terms and conditions reasonably satisfactory to the Company;
(q) Newco shall have delivered, or caused to be delivered, to the Company copies of all consents, waivers and approvals referred to in Section 8.2(g);
(r) Newco shall have executed and delivered to the Company the Registration Rights Agreement;
(s) the number of shares of Newco Common Stock and the number of shares of Newco Preferred Stock held by each shareholder of Newco immediately following the closing of each of the Common Plan Agreements shall be as set forth on Newco Disclosure Schedule 5.2(i), and the subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities, or equity interest immediately following the closing of each of the Common Plan Agreements shall be as set forth on Newco Disclosure Schedule 5.2(ii), in each case to the extent such closings of the Common Plan Agreements occur;

(t) REG shall have obtained the issuance or reissuance of all Permits (including Environmental Permits) set forth on REG’s Company Disclosure Schedule 4.17(b) which are potentially obtainable prior to the Closing for REG to continue to conduct its business and operations as of the Closing Date;
(u) REG shall have obtained the appropriate consents required under incentives from Governmental Authorities which are set forth on REG’s Company Disclosure Schedule 7.1(j), as referenced in Section 7.1(j) of the REG Merger Agreement and provided by REG to the Company prior to the Closing;
(v) the Company shall have approved in writing any material increase in REG’s and Newco’s Liabilities from those reflected on REG’s Balance Sheet, as delivered in response to Section 4.5 of the REG Merger Agreement and Section 5.10 of this Agreement, to those reflected in REG’s Final Closing Balance Sheet, as defined in the REG Merger Agreement and provided by REG to the Company prior to the Closing, and other than Liabilities incurred under loan or credit agreements or arrangements in effect on the date of this Agreement and otherwise in the Ordinary Course of Business;
(w) REG shall have delivered audited financial statements for the fiscal year ended December 31, 2008 to the Company on or before May 31, 2009; provided, however, in the event such audited financial statements, including, without limitation, the balance sheet, income statement, statement of cash flows and notes thereto, reflect any material adverse change, in the sole judgment of the Company, from the draft financial statements provided to the Company on or prior to the date of this Agreement, or in the event REG fails to deliver such audited financial statements on or before May 31, 2009, the Company shall have seven (7) days from delivery of such audited financial statements, or failure to deliver such statements, to exercise its right to terminate for failure to meet the condition set forth in this Section 8.2(w); and further provided that the Company’s failure to exercise its rights to terminate within the applicable time frame in this Section 8.2(w) shall be deemed a waiver of this condition;
(x) the Company shall have received from Senior Lender a written consent to the Transaction and waiver of any breaches arising from the Company’s execution of this Agreement on or before May 31, 2009; provided, however, in the event such consent and waiver is not received by the Company on or before May 31, 2009, the Company shall have seven (7) days to exercise its right to terminate for failure to meet the condition set forth in this Section 8.2(x); and further provided that the Company’s failure to exercise its rights to terminate within the applicable time frame in this Section 8.2(x) shall be deemed a waiver of the condition in this Section 8.2(x); and
(y) Blackhawk Biofuels, LLC (“BH”) shall have adequately responded to the Company’s questions on or before May 31, 2009 as reasonably determined by the Company; provided, however, in the event BH fails to respond on or before May 31, 2009 or in the event the Company has reasonably determined the responses are not adequate, the Company shall have seven (7) days from such failure of delivery or the delivery of the inadequate response, to exercise its right to terminate for failure to meet the condition set forth in this Section 8.2(y); and further provided that the Company’s failure to exercise its rights to terminate within the applicable time frame in this Section 8.2(y) shall be deemed a waiver of the condition in this Section 8.2(y).

ARTICLE IX
TERMINATION
Section 9.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:
(a) At the election of Newco, REG or the Company on or after February 28, 2010 (such date, as it may be extended under this Section 9.1(a), the “Termination Date”) if the Closing shall not have occurred by the close of business on such date; provided, that the terminating party is not in material default of any of its obligations hereunder; and provided further, that (A) either Newco, REG or the Company shall have the option to extend, from time to time, the Termination Date for additional periods of time, not to exceed sixty (60) days in the aggregate (or such longer period as Newco, REG and the Company may mutually agree) if all other conditions to the Closing are satisfied or capable of then being satisfied and the sole reason that the Closing has not been consummated is that the condition set forth in Section 6.4 has not been satisfied due to the failure to obtain the necessary consents and approvals under applicable Laws or an Order of a Governmental Authority of competent jurisdiction shall be in effect and Newco, Purchaser, REG and/or the Company are still attempting to obtain such necessary consents and approvals under applicable Laws, or are contesting (x) the refusal of the relevant Governmental Authority to give such consents or approvals, or (y) the entry of any such Order, in court or through other applicable proceedings; and (B) the right to terminate this Agreement pursuant to this Section 9.1(a) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to be consummated by the Termination Date;
(b) by mutual written consent of Newco, Purchaser, REG and the Company;
(c) by written notice (i) from Newco, Purchaser and REG to the Company that there has been an event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect on the Company or (ii) from the Company to Newco, Purchaser and REG that there has been an event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect on Newco, Purchaser or REG; provided, however, the failure to close of any of the other Common Plan Agreements other than the REG Merger Agreement shall not be deemed a Material Adverse Effect on Newco, Purchaser or REG;

(d) by Newco, Purchaser, REG or the Company if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;
(e) by Newco, Purchaser or REG, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.1(a) or 8.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by the Company of notice of such breach from Newco, Purchaser or REG;
(f) by the Company, if REG, Newco or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of REG, Newco or Purchaser shall have become untrue, or if any of the other parties to the Common Plan Agreement (other than REG) shall have breached its representations, warranties, covenants or agreements or if any representation or warranty any of the other parties to the Common Plan Agreements (other than REG) shall have become untrue, in any case such that the conditions set forth in Sections 8.2(a), 8.2(b) or 8.2(c) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by Newco, Purchaser or REG of notice of such breach from the Company;
(g) by Newco, Purchaser or REG, if (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of the Company or any committee thereof (x) shall not have rejected any Takeover Proposal within fifteen (15) Business Days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company’s unitholders of a tender offer or exchange offer, which shall constitute a failure to reject such Takeover Proposal) or (y) shall have failed to publicly reconfirm the Company Board Recommendation within fifteen (15) Business Days after receipt of a written request from Newco or REG that it do so if such request is made following the making by any Person of a Takeover Proposal; or if (iii) a voluntary or involuntary bankruptcy petition shall have been filed by or against the Company and is not discharged within sixty (60) days of the filing thereof;
(h) by the Company if (i) the Board of Directors of REG withdraws its favorable recommendation as to the Transaction, this Agreement, the REG Merger or the REG Merger Agreement or (ii) a voluntary or involuntary bankruptcy petition shall have been filed by or against REG, Newco or Purchaser and is not discharged within sixty (60) days of the filing thereof;

(i) by Newco, Purchaser, REG or the Company if the Company Unitholder Approval shall not have been obtained at the Company Unitholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of the Company to terminate this Agreement under this Section 9.1(i) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.6 or 6.15(b);
(j) by Newco, Purchaser, REG or the Company if the approval of the REG Stockholders of the REG Merger Agreement shall not have been obtained at the REG Stockholders Meeting or at any adjournment or postponement thereof; provided, however, that the right of either Newco, Purchaser or REG to terminate this Agreement under this Section 9.1(j) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.14(b) of the REG Merger Agreement; or
(k) by Newco, Purchaser or REG on or before June 15, 2009, if Newco’s Environmental Assessment (as defined in Section 6.10(a)) at the Company’s properties shall have revealed any circumstances that could reasonably be expected to result in (A) the criminal prosecution of the Company or any director, officer or employee of the Company under Environmental Laws, (B) any suspension or closure of operations at the Company’s properties or facilities or the revocation or termination of any Environmental Permits which has a Material Adverse Effect on the Company or (C) any Environmental Costs and Liabilities that, individually or in the aggregate, will or could reasonably be expected to result in expenditures to cure in excess of the amounts reserved therefor on the Balance Sheet by at least $50,000.
Section 9.2 Procedure upon Termination. In the event of termination and abandonment by Newco, Purchaser, REG or the Company, or all, pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Newco, Purchaser, REG or the Company.
Section 9.3 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Newco, Purchaser, REG or the Company; provided, however, that:
(a) the obligations of the parties set forth in Section 9.4 and Article XII hereof shall survive any such termination and shall be enforceable hereunder; and
(b) nothing in this Section 9.3 shall relieve Newco, Purchaser, REG or the Company of any Liability for a willful breach of this Agreement prior to the effective date of such termination.

Section 9.4 Termination Fee.
(a) In the event that this Agreement is terminated by Newco, Purchaser or REG pursuant to Section 9.1(g), then the Company shall pay to REG a termination fee of $1,000,000 in cash. In the event that this Agreement is terminated by Newco, Purchaser, REG or the Company pursuant to Section 9.1(i) and (i) the Company agrees to a sale to a third party within twelve (12) months of the Company Unitholder Meeting with such alternative sale proposal generally known to the Company Unitholders prior to the Company Unitholder Meeting, then the Company shall pay to REG a termination fee of $1,000,000 in cash; or (ii) the Company agrees to a sale to a third party within twelve (12) months of the Company Unitholder Meeting, but such alternative sale proposal is not generally known to the Company unitholders prior to the Company Unitholder Meeting, then the Company shall pay to REG a termination fee of $500,000 in cash. In the event that this Agreement is terminated by the Company pursuant to Section 9.1(h), then REG shall pay to the Company a termination fee of $1,000,000 in cash. In the event that this Agreement is terminated by Newco, Purchaser, REG or the Company pursuant to Section 9.1(j) and (i) REG agrees to a sale to a third party within twelve (12) months of the REG Stockholder Meeting with such alternative sale proposal generally known to the REG stockholders prior to the REG Stockholder Meeting, then REG shall pay to the Company a termination fee of $1,000,000 in cash or (ii) REG agrees to a sale to a third party within twelve (12) months of the REG Stockholder Meeting, but such alternative sale proposal is not generally known to the REG stockholders prior to the REG Stockholder Meeting, then REG shall pay to the Company a termination fee of $500,000 in cash. Each of the foregoing fees shall herein be referred to as a “Termination Fee.”
(b) Any payment required to be made pursuant to Section 9.4(a) shall be made promptly following termination of this Agreement (and in any event not later than ten (10) Business Days after delivery of notice of demand for payment). Any such payment shall be made by wire transfer of immediately available funds to an account to be designated by the receiving party.
(c) In the event that a party shall fail to pay the Termination Fee required pursuant to Section 9.4 when due, such Termination Fee shall accrue interest for the period commencing on the date such Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York, from time to time during such period, as such bank’s Prime Lending Rate, plus 2%. In addition, if a party fails to pay such Termination Fee, that party shall also pay all of costs and expenses (including attorneys’ fees and related charges) in connection with efforts to collect such Termination Fee. Each of the parties acknowledges that the Termination Fee and the other provisions of this Article IX are an integral part of this Agreement and that, without these agreements, the parties would not enter into this Agreement.
(d) Each of Newco, Purchaser, REG and the Company acknowledges and agrees that in the event of a breach of this Agreement, the payment of the Termination Fee shall not constitute the exclusive remedy available, and that the parties shall be entitled to the remedies set forth in Section 12.3, including injunction and specific performance, and all additional and other remedies available at law or in equity to which such party may be entitled.

ARTICLE X
TAXES
Section 10.1 Transfer Taxes. Except as provided in Section 2.3 with respect to Assumed Liabilities by Purchaser, the Company and Newco shall each (i) be responsible for half of any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (ii) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.
Section 10.2 Prorations. Except as provided in Section 2.3 with respect to Assumed Liabilities by Purchaser, (a) the Company shall bear all property and ad valorem tax liability with respect to the Purchased Assets if the lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such taxes; (b) all other real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser and the Company as of the Closing Date; (c) the Company shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period up to and including the Closing Date; and (d) Purchaser shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period after the Closing Date. With respect to Taxes described in this Section 10.2, the Company shall prepare and timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 10.2 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.
Section 10.3 Cooperation on Tax Matters. Newco and the Company shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

ARTICLE XI
RISK OF LOSS
The risk of loss, damage or destruction to the Purchased Assets from fire or other casualty or cause, shall be borne by the Company at all times up to the Closing. It shall be the responsibility of the Company prior to the Closing to use reasonable commercial efforts to repair or cause to be repaired and to restore the affected property to its condition prior to any such loss, damage or destruction. In the event of any such loss, damage or destruction, subject to the consent of the Company’s Senior Lender, the proceeds of any claim for any loss payable under any insurance policy with respect thereto shall be used to repair, replace or restore any such property to its former condition subject to the conditions stated below. In the event that property reasonably required for the normal operation of the Business is not repaired, replaced, or restored prior to the Closing, Purchaser, at its sole option, and as Purchaser’s sole remedy with respect to any of the foregoing, upon written notice to the Company: (a) may elect to postpone Closing until such time as the property has been repaired, replaced, or restored, or (b) may elect to consummate the Closing and accept the property in its then condition, in which event the Company shall assign to Purchaser all proceeds of insurance theretofore, or to be, received, covering the property involved; and if Purchaser shall extend the time for Closing pursuant to clause (a) above, and the repairs, replacements, or restorations are not completed within sixty (60) days after the date on which all of the conditions set forth in Article VIII has been satisfied or waived (other than conditions by their nature are to be satisfied at Closing), Purchaser may, as its sole right and remedy, terminate this Agreement by giving written notice thereof to the Company, without any party having any Liability or obligation under or in respect of this Agreement.
ARTICLE XII
MISCELLANEOUS
Section 12.1 No Survival of Representations and Warranties. Except for the survival of the representations made by Newco in Section 5.2, which representations in Section 5.2 shall survive the Closing (but not the Termination) of this Agreement indefinitely, the representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Company Document or Purchaser Document shall not survive the Closing or the Termination of this Agreement.
Section 12.2 Notices. All notices and communications hereunder shall be deemed to have been duly given, delivered or made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email; provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Newco or
Purchaser:	REG Newco, Inc.
416 S. Bell Avenue, P.O. Box 888
Ames, Iowa 50010
Telephone: 515-239-8000
Facsimile: 515-239-8009
Attn: Jeffery Stroburg

With a copy to:	Wilcox, Polking, Gerken, Schwarzkopf & Copeland, P.C.
115 E. Lincolnway Street, Suite 200
Jefferson, Iowa 50129
Telephone: 515-386-3158
Facsimile: 515-386-8531
Attn: John A. Gerken

To the Company:	Central Iowa Energy, LLC
3426 E. 28th Street, N
Newton, Iowa 50208
Telephone: 641-791-1010
Facsimile: 641-791-1192
Attn: James Johnston

With a copy to:	Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000
Des Moines, Iowa 50309
Telephone: (515) 242-2400
Facsimile: (515) 323-8514
Attn: Thomas D. Johnson

To REG:	Renewable Energy Group, Inc.
416 S. Bell Avenue, P.O. Box 888
Ames, Iowa 50010
Telephone: 515-239-8000
Facsimile: 515-239-8009
Attn: Jeffery Stroburg

With a copy to:	Wilcox, Polking, Gerken, Schwarzkopf & Copeland, P.C.
115 E. Lincolnway Street, Suite 200
Jefferson, Iowa 50129
Telephone: 515-386-3158
Facsimile: 515-386-8531
Attn: John A. Gerken
Section 12.3 Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable harm for which monetary damages would not be an adequate remedy would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to other remedies to which they are entitled at Law or in equity, each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the necessity of proving the inadequacy of monetary damages as a remedy. In the event of any breach of this Agreement (other than a breach of a representation or warranty), the non-breaching party shall be entitled to recover reasonable attorneys’ fees and legal expenses incurred by it in connection with any litigation with respect to such breach.

Section 12.4 Amendment; Waiver. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by Newco, Purchaser, REG and the Company; provided, however, that after the Company Unitholder Approval has been obtained, no amendment shall be made which pursuant to applicable Law requires further approval by the Company’s unitholders without such further approval. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 12.5 No Third Party Beneficiaries. Except for the Company Unitholders, upon dissolution of the Company after Closing, the representations, warranties and covenants set forth herein are solely for the benefit of the parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and the Company Unitholders any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein.
Section 12.6 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
Section 12.7 Entire Agreement. This Agreement (including all recitals, Schedules and Exhibits hereto) and the Ancillary Agreements contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect after the Closing according to its terms.
Section 12.8 Public Disclosure. Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any Government Entity, from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement unless specifically approved in advance by each of Newco, Purchaser, REG and the Company.

Section 12.9 Expenses. Except as otherwise expressly provided in this Agreement or the Ancillary Agreements, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby or thereby shall be borne by the party incurring such costs and expenses, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties.
Section 12.10 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF IOWA, WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAWS PRINCIPLES OF THE STATE OF IOWA. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, exclusively in the United States District Court for the Southern District of Iowa or any Iowa state court (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.1 of this Agreement. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
Section 12.12 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 12.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 12.14 Joint Authorship. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement will not apply to the construction and interpretation hereof.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

REG NEWCO, INC.		RENEWABLE ENERGY GROUP, INC.

By:	/s/ Jeffrey Stroburg	By:	/s/ Jeffrey Stroburg
	Name: Jeffrey Stroburg		Name: Jeffrey Stroburg
	Title: CFO		Title: CFO

REG NEWTON, LLC		CENTRAL IOWA ENERGY, LLC

By:	/s/ Dan Oh	By:	James Johnston
	Name: Dan Oh		Name: James Johnston
	Title: President		Title: Chairman
Signature Page to Second Amended and Restated Asset Purchase Agreement